Filed Pursuant to Rule 424(b)(7)
Registration No. 333-212709

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 6, 2016

Prospectus supplement

(To Prospectus dated August 12, 2016)

7,000,000 shares

Evolent Health, Inc.

Class A common stock

The shares of Class A common stock in the offering are being sold by the selling stockholders identified in this prospectus supplement. See “Selling stockholders.” We will not receive any proceeds from the sale of shares offered by the selling stockholders.

The shares of Class A common stock included in this offering include 1,691,222 shares of our Class A common stock to be issued upon exchange of an equivalent number of Class B common units (together with an equal number of shares of our Class B common stock) of our operating subsidiary, Evolent Health LLC, by the selling stockholders named in this prospectus supplement pursuant to their contractual rights under an exchange agreement. See “Certain Contractual Arrangements with Stockholders—Third amended and restated operating agreement of Evolent Health LLC” in the accompanying prospectus for a detailed description of the right to exchange.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “EVH.” The last reported sale price of our Class A common stock on September 2, 2016 was $24.94 per share.

The underwriters have an option to purchase a maximum of 1,050,000 additional shares of our Class A common stock from certain of the selling stockholders, including 322,798 shares of our Class A common stock to be issued upon exchange of an equivalent number of Class B common units (together with an equal number of shares of our Class B common stock) of Evolent Health LLC by the selling stockholders identified in this prospectus supplement pursuant to their contractual rights under an exchange agreement. We will not receive any of the proceeds from the exercise of the underwriters’ option to purchase additional shares.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 and are therefore subject to reduced reporting requirements.

Investing in our Class A common stock involves risks. You should carefully read and consider the “Risk Factors” section on page S-21 of this prospectus supplement before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to selling stockholders, before expenses	$	$

The underwriters expect to deliver the shares to purchasers on or about September     , 2016.

J.P. Morgan	Goldman, Sachs & Co.

Wells Fargo Securities	William Blair	SunTrust Robinson Humphrey

Allen & Company LLC	Cowen and Company	Leerink Partners

Prospectus dated September     , 2016.

Prospectus supplement

Prospectus dated August 12, 2016

None of we, the selling stockholders or the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or the selling stockholders or to which we have referred you. None of we, the selling stockholders or the underwriters take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference herein or therein is current only as of its date. Our business, financial condition, results of operations and prospectus may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our Class A common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.

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About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. In addition, any statement in a filing we make with the Securities and Exchange Commission (the “SEC”), that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

Except as otherwise indicated or required by the context, (i) references in this prospectus supplement to “Evolent,” “we,” “our,” “us” and “our company” refer to Evolent Health, Inc., a Delaware corporation, together with its consolidated subsidiary, Evolent Health LLC, a Delaware limited liability company; (ii) “UPMC” refers to University of Pittsburgh Medical Center; (iii) “TPG” refers to TPG Global, LLC and certain of its affiliates; (iv) “The Advisory Board” refers to The Advisory Board Company; and (v) “Ptolemy” refers to Ptolemy Capital, LLC.

This prospectus supplement and the accompanying prospectus dated August 12, 2016 are part of the Registration Statement (Registration No. 333-212709) that we filed with the SEC on July 28, 2016, using a “shelf” registration process. This prospectus supplement relates to the offering of shares of our Class A common stock by the selling stockholders.

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Special note regarding forward-looking statements

Certain statements made in this prospectus supplement and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “aim,” “predict,” “potential,” “continue,” “plan,” “project,” “will,” “should,” “shall,” “may,” “might” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services, future performance or financial results and the outcome of contingencies, such as legal proceedings. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

These statements are only predictions based on our current expectations and projections about future events. Forward-looking statements involve risks and uncertainties that may cause actual results, level of activity, performance or achievements to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements, include, among others:

•	certain risks and uncertainties associated with the proposed acquisition of Valence Health, Inc., excluding its contracts serving state insurance cooperatives (“Valence Health”), including:

•	revenues of Valence Health before and after the merger may be less than expected, estimated revenues for Valence Health for fiscal year 2016 may be materially different from our estimates, and expected results of Evolent may not be impacted as anticipated;

•	uncertainties related to the timing of the receipt of required regulatory approvals for the merger;

•	the ability of Evolent and Valence Health to satisfy the closing conditions of the merger;

•	the occurrence of any change that could give rise to the termination of the merger agreement;

•	our ability to implement integration plans for the merger and to recognize the anticipated growth, benefits, cost savings and synergies of the merger;

•	the risks that the merger and the other transactions contemplated by the merger agreement disrupt current plans and operations and the potential difficulties in retention of any members of senior management of Valence Health and any other key employees that Evolent is interested in retaining after the closing of the merger;

•	the limitations placed on the ability of Evolent and Valence Health to operate their respective businesses by the merger agreement;

•	the effect of the announcement of the merger on Evolent’s and Valence Health’s business relationships, customers, suppliers, other partners, standing with regulators, operating results and businesses generally;

•	the amount of any costs, fees, expenses, impairments and charges related to the merger;

•	the market price for our Class A common stock potentially being affected, following the merger, by factors that historically have not affected the market price for our Class A common stock;

•	the structural change in the market for healthcare in the United States;

•	our ability to effectively manage our growth;

•	the significant portion of revenue we derive from our largest partners;

•	our ability to offer new and innovative products and services;

•	the growth and success of our partners, which is difficult to predict and is subject to factors outside of our control, including premium pricing reductions and the ability to control and if necessary reduce health care costs;

•	our ability to attract new partners;

•	our ability to recover the significant upfront costs in our partner relationships;

•	our ability to estimate the size of our target market;

•	our ability to maintain and enhance our reputation and brand recognition;

•	consolidation in the healthcare industry;

•	competition which could limit our ability to maintain or expand market share within our industry;

•	our ability to partner with providers due to exclusivity provisions in our contracts;

•	uncertainty in the healthcare regulatory framework;

•	restrictions and penalties as a result of privacy and data protection laws;

•	adequate protection of our intellectual property;

•	any alleged infringement, misappropriation or violation of third-party proprietary rights;

•	our use of “open source” software;

•	our ability to protect the confidentiality of our trade secrets, know-how and other proprietary information;

•	our reliance on third parties;

•	our ability to use, disclose, de-identify or license data and to integrate third-party technologies;

•	data loss or corruption due to failures or errors in our systems and service disruptions at our data centers;

•	breaches or failures of our security measures;

•	our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users;

•	our dependency on our key personnel, and our ability to attract, hire, integrate and retain key personnel;

•	risks related to future acquisition opportunities;

•	the risk of potential future goodwill impairment on our results of operations;

•	our future indebtedness and our ability to obtain additional financing;

•	our ability to achieve profitability in the future;

•	the requirements of being a public company;

•	our adjusted results may not be representative of our future performance;

•	the risk of potential future litigation;

•	our ability to remediate the material weakness in our internal control over financial reporting;

•	our holding company structure and dependence on distributions from Evolent Health LLC;

•	our obligations to make payments to certain of our pre-IPO investors for certain tax benefits we may claim in the future;

•	our ability to utilize benefits under the tax receivables agreement (“TRA”);

•	our ability to realize all or a portion of the tax benefits that we currently expect to result from future exchanges of Class B common units of Evolent Health LLC (“Class B common units”) for our Class A common stock, and to utilize certain tax attributes of Evolent Health Holdings and an affiliate of TPG;

•	distributions that Evolent Health LLC will be required to make to us and to the other members of Evolent Health LLC;

•	our obligations to make payments under the TRA that may be accelerated or may exceed the tax benefits we realize;

•	different interests among our pre-IPO investors, or between us and our pre-IPO investors;

•	the terms of agreements between us and certain of our pre-IPO investors;

•	our exemption from certain corporate governance requirements due to our status as a “controlled company” within the meaning of the New York Stock Exchange (the “NYSE”) rules;

•	the potential volatility of our Class A common stock price;

•	the potential decline of our Class A common stock price if a substantial number of shares become available for sale or if a large number of Class B common units is exchanged for shares of Class A common stock;

•	provisions in our amended and restated certificate of incorporation and amended and restated by-laws and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of us;

•	the ability of certain of our investors to compete with us without restrictions;

•	provisions in our amended and restated certificate of incorporation which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;

•	our intention not to pay cash dividends on our Class A common stock; and

•	our status as an “emerging growth company.”

The risks included here are not exhaustive. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 and other documents filed with the SEC include additional factors that could affect our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus supplement.

Where you can find more information

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

We have filed with the SEC a registration statement on Form S-3, including exhibits filed with the registration statement of which this prospectus supplement is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of our Class A common stock registered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to our company and shares of our Class A common stock registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits to the registration statement, may be examined without charge at the Public Reference Room of the SEC, in the manner described above.

Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov. Our SEC filings will also be available on our website at ir.evolenthealth.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement of which they form a part.

Incorporation by reference

This prospectus supplement is part of a registration statement on Form S-3 filed with the SEC. This prospectus supplement does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain information into this prospectus supplement from certain documents that we filed with the SEC prior to the date of this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement. These documents contain important information about us, our business and our financial performance.

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016, as amended by Amendment No.1 on Form 10-K/A, filed with the SEC on April 1, 2016 (our “2015 10-K”);

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 16, 2016 and August 9, 2016, respectively;

(3)	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2016 that are incorporated by reference into Part III of our 2015 10-K (our “Proxy Statement”);

(4)	The description of our Class A common stock included in our registration statement on Form 8-A filed with the SEC on June 5, 2015; and

(5)	Our Current Reports on Form 8-K filed with the SEC on January 20, 2016, February 1, 2016, February 23, 2016, April 7, 2016, April 12, 2016, May 6, 2016, June 15, 2016 and July 14, 2016 (solely with respect to Item 1.01, Item 3.02 and Exhibit 2.1 of Item 9.01).

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date we file this prospectus supplement and prior to the termination of the offering of securities covered by this prospectus supplement, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules. The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations at 800 N. Glebe Road, Suite 500, Arlington, Virginia 22203 or by phone at (571) 389-6000. The documents may also be accessed on our website at ir.evolenthealth.com. Information contained on our website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement of which they form a part.

Our company

We are a market leader and a pioneer in the new era of healthcare delivery and payment, in which leading health systems and physician organizations, which we refer to as providers, are taking on increasing clinical and financial responsibility for the populations they serve. Our purpose-built platform, powered by our technology, proprietary processes and integrated services, enables providers to migrate their economic orientation from fee-for-service (“FFS”) reimbursement to payment models that reward high-quality and cost-effective care, or value-based payment models. By partnering with providers to accelerate their path to value-based care, we enable our provider partners to expand their market opportunity, diversify their revenue streams, grow market share and improve the quality of the care they provide.

We consider value-based care to be the necessary convergence of healthcare payment and delivery. We believe the pace of this convergence is accelerating, driven by price pressure in traditional FFS healthcare, a regulatory environment that is incentivizing value-based care models, a rapid expansion of retail insurance driven by the emergence of the health insurance exchanges and innovation in data and technology. We believe providers are positioned to lead this transition to value-based care because of their control over large portions of healthcare delivery costs, their primary position with consumers and their strong local brand.

Today, increasing numbers of providers are adopting value-based strategies, including contracting for capitated arrangements with existing insurance companies, governmental payers or large self-funded employers and managing their own captive health plans. Through value-based care, providers are in the early stages of transforming their role in healthcare as they attempt to defend their existing position and capture a greater portion of the more than $2 trillion in annual health insurance expenditures. While approximately 10% of healthcare payments were paid through value-based care programs as of June 2014, including through models created by systems like UPMC, Kaiser Permanente and Intermountain Healthcare, it is estimated that this number will grow to over 50% by 2020. There were over 100 provider-owned health plans as of 2014 and this number continues to grow. The number of accountable care organizations, or organizations of groups of doctors, hospitals and other health care providers which have come together voluntarily to provide coordinated care to their Medicare patients (“ACOs”) constructed to manage capitated or value-based arrangements with existing insurance companies or government payers grew to 742 by the end of 2014.

We believe the transformation of the provider business model will require a set of core capabilities, including the ability to aggregate and understand disparate clinical and financial data, standardize and integrate technology into care processes, manage population health and build a financial and administrative infrastructure that capitalizes on the clinical and financial value it delivers. We provide an end-to-end, built-for-purpose, technology-enabled services platform for providers to transition their organization and business model to succeed in value-based payment models. The core elements of our platform include:

•	Identifi®, our technology platform, delivers the data aggregation and stratification, proven value-based care content, electronic medical records (“EMR”) optimization and proprietary applications that allow providers to standardize the delivery of care and enable clinical and financial analytics.

•	Integrated technology, proprietary process and clinical services model that enables the delivery of a high-performing population health organization, an aligned clinical delivery network to provide high-quality, coordinated care and an efficient administrative infrastructure to administer value-based care payment relationships.

•	Long-term, embedded and aligned partnerships with health systems to enable us and our provider partners to grow together as we manage increasing populations under value-based care arrangements.

•	Integration into provider clinical processes allows for traditional cost management solutions, such as the administration of prescription drug programs, including developing and maintaining a list of medications that are approved to be prescribed, contracting with pharmacies, negotiating discounts and rebates with drug manufacturers and processing prescription drug claim payments (“PBM”), radiology benefit management and patient risk scoring and adjustment, to achieve greater adoption and performance than traditional payer led models.

•	Payer-agnostic and a single point of integration between payers and the provider community. This indispensable single point of integration between a diverse set of payers becomes more valuable over time as our platform becomes the standard for value-based care contracting and operations.

We believe we are pioneers in enabling health systems to succeed in value-based payment models. We were founded in 2011 by members of our management team, UPMC, an integrated delivery system based in Pittsburgh, Pennsylvania, and The Advisory Board, to enable providers to pursue a value-based business model and evolve their competitive position and market opportunity. Our mission, technology and services were developed with UPMC, which operates the nation’s largest provider-owned health plan after Kaiser Permanente, and The Advisory Board, whose best practice research and technology solutions were available to a membership base of over 3,900 hospitals and providers as of March 2015.

We have developed what we believe is a unique partner development model. Most partner relationships begin with our transformation services, during which a partner engages us to develop a customized value-based care execution plan. This allows us to define the opportunity for our partners and embed our technology and processes while building confidence and trust that we are the best long-term infrastructure partner for the provider’s value-based care strategy. We then transition our partner to our platform and operations phase, which is governed by a long-term contract. We incur significant expenses in securing new partner relationships, and, in 2015, our business development expenses represented approximately 8% of our total revenues.

We believe our business model provides strong visibility and aligns our partners’ incentives with our own. A large portion of our revenue is derived from our multi-year contracts, which are linked to the number of members that our partners are managing under a value-based care arrangement. This variable pricing model depends on the number of services and technology applications that our partners utilize to advance their value-based care strategies and the number of members they are able to attract over time. We expect to grow with current partners as they increase membership in their existing value-based programs, through expanding the number of services we provide to our existing partners and by adding new partners.

We believe we are in the early stages of capitalizing on these long-term aligned partnerships. We believe our health system and provider-sponsored health plan partners’ current value-based care arrangements represent a small portion of the health system and provider-sponsored health plan partners’ total revenue each year. We believe the proportion of value-based care related revenues to total health system revenues will continue to grow, driven by continued price pressure in FFS, new government payment programs, growth in consumer-focused insurance programs, such as Medicare Advantage, managed Medicaid and the health insurance exchanges, and innovation in data and technology. Our business model benefits from scale, as we leverage our purpose-built technology platform and centralized resources in conjunction with the growth of our partners’ membership base. These resources include our network development capabilities, PBM administration, technology development, clinical program development and data analytics and network development. While our absolute investment in our centralized resources and technologies will increase over time, we expect it will decrease as a percentage of revenue as we are able to scale this investment across a broader group of partners.

Recent development

Pending acquisition of Valence Health, Inc.    On July 12, 2016, we entered into an agreement to acquire the business of Valence Health, excluding its contracts serving state insurance cooperatives. Pursuant to the terms of the agreement, we are expected to pay an aggregate of approximately $142.8 million to $144.1 million in consideration based on the closing price of our Class A common stock on the NYSE on July 12, 2016, consisting of 5.29 million to 5.84 million shares of our Class A common stock and approximately $35 million to $44 million in cash. We expect to pay the cash portion of the consideration with cash on hand. The aggregate consideration payable in the transaction is subject to certain post-closing adjustments based on working capital, indebtedness, certain liabilities and transaction expenses as of the closing date of the transaction. We will also pay additional contingent share consideration, if earned, in the form of an earn-out of up to $50 million (payable in shares of our Class A common stock), the payment of which is subject to the satisfaction of certain conditions and the achievement of new business activity completed by the acquired portion of Valence Health over the balance of calendar year 2016 impacting 2017 results. Shares of Class A common stock to be issued in relation to the earn-out are limited to 3.84 million shares with full payment, if any, to be made by January 30, 2017. The shares to be paid at closing and any shares payable under the earn-out will be issued in transactions exempt from registration under the Securities Act.

We expect the transaction to close within approximately 120 days of July 12, 2016 (the signing of the agreement), subject to regulatory approvals and certain closing conditions set forth in the agreement. Under the terms of the agreement, we will acquire the majority of Valence Health’s business, excluding its contracts serving state insurance cooperatives; the state insurance cooperative contracts will be transferred to a separate entity that is expected to maintain operations as they existed prior to the signing of the agreement, which will be owned by Valence Health shareholders immediately prior to the closing of the transaction. We cannot assure you that the transaction will close on a timely basis or at all. This offering is not conditioned upon closing of the transaction, and the transaction is not conditioned upon this offering or any other financing conditions.

Valence Health provides value-based administration, population health and advisory services for providers. In its 20 year history, Valence Health has developed expertise in the Medicaid and pediatric markets, and today supports approximately 600,000 lives across ten long-term operating partners. Additionally, Valence Health has more than 90 strategic engagements and population health technology contracts. Through the transaction, we expect to strengthen our operational capabilities and expertise, and expand our ability to support provider organizations in the transition to value-based care. Upon consummation of the transaction, we expect to be able to offer comprehensive services and technology across a variety of populations and serve approximately 2 million lives across 24 long-term operating partners in more than 30 states, comprised of provider-sponsored health plans, ACOs and full-risk entities. We believe the addition of Valence Health’s talented and experienced management team will advance our ability to drive results for a broader set of clients, providers and patients. We estimate the acquired business of Valence Health to generate revenues of approximately $80-85 million for the year ending December 31, 2016; however, we will consolidate the results of the acquired business only for the period subsequent to the closing of the transaction. This is based on certain assumptions, including that Valence Health will maintain its current partners, continue its existing accounting policies, execute its business plan to generate incremental revenue; that existing Valence Health customers will continue to purchase contracted services at their existing rates and maintain membership among their health plans and risk arrangements at current levels and will continue to pay fees payable to Valence Health under existing contracts; and that no adverse events will occur, such as Valence Health’s losing of any significant partners or having lower revenues from existing customers as a result of the transaction or otherwise.

The revenue estimate for Valence Health for the fiscal year ended December 31, 2016 is preliminary and based on a number of assumptions made by our management and data supplied by Valence Health. Although we believe our estimate and assumptions are reasonable, they are inherently subject to business, economic and competitive uncertainties, and actual results could differ materially if actual events differ from one or more of our key assumptions. Furthermore, we will only consolidate the results of the acquired business from the closing of the transaction. The preliminary financial estimate set forth above has been prepared by, and is the responsibility of, our management. The estimate has not been compiled or examined by our independent registered public accounting firm or the independent registered public accounting firm of Valence Health, nor has our independent registered public accounting firm or that of Valence Health performed any procedures with respect to this estimate or expressed any opinion or any form of assurance on such estimate. We cannot assure you that this preliminary revenue estimate is accurate. We caution investors not to place undue reliance on either this estimate or our underlying assumptions. See “Special note regarding forward-looking statements” and “Risk factors—Risks relating to our business and industry—Current estimates of Valence Health’s anticipated results incorporates significant assumptions and may not be achieved.”

Our market opportunity

In 2016, healthcare spending in the United States is projected to be more than $3 trillion, of which we estimate $1 trillion to be waste. We believe that a fundamental shift to value-based care can address this $1 trillion opportunity. We believe that for the U.S. healthcare system to shift to a value-based care delivery model, providers must be an empowered part of the solution. Our comprehensive technology and services platform enables providers to capitalize on this transition, which we believe will position us to be at the forefront of the transformation to value-based care.

We believe our total market opportunity is over $10 billion today based on health insurance expenditures, the total percentage of payments providers receive under value-based contracting, the size of the provider-sponsored health plan market and the fees we believe we can charge. We believe this opportunity will grow to over $46 billion by 2020 driven by health insurance expenditures increasing from approximately $2.1 trillion in 2013 to approximately $3.2 trillion in 2020, the total percentage of payments providers receive under value-based care models growing from 10% to 50%, and the provider-sponsored health plan market representing 15% of total health plan membership.

Our solution

We provide an end-to-end, built-for-purpose, technology-enabled services platform for providers to succeed in value-based payment models.

Our long-term partnerships typically begin with a system transformation process called the Blueprint, where we work with a provider’s board of directors and senior management to assess their ability to succeed in value-based payment models. This process acts as a channel for long-term partnerships, as a significant portion of providers that make an investment in a Blueprint continue to partner with us for our proprietary processes and integrated services, which we refer to as our Value-Based Operations.

Once our platform is integrated into the clinical and financial systems of our provider partners through the Blueprint and implementation phase, our Value-Based Operations, including our technology-enabled services platform, support the execution and administration of a provider’s value-based care models on an ongoing basis. Value-Based Operations include Identifi®, our technology backbone, Population Health Services to enable provider-led management of the population and Financial and Administrative Management to measure performance and administer and capture the value of improved care.

Supporting multiple value-based care models

Our platform was built to support a diverse set of provider value-based care strategies. It provides the core technology and services necessary for all models pursued by providers.

Providers partner with us on at least one of three types of value-based contracting models, with most supporting at least the Direct to Employer model and one additional type of contracting arrangement.

•	Direct to Employer: Manage costs for self-funded employers including a health system’s own employees

•	Payer contracts: Value-based contracts with third-party payers (including commercial insurers and the government) that include a full spectrum of risk for bundled payments, pay for performance to full capitation

•	Health plan: Launching a provider-owned health plan allows providers to control all of the healthcare insurance premiums, or premium dollars, across multiple populations, including commercial, Medicare and Medicaid

Our partners benefit from a single platform that enables them to utilize our core suite of ongoing solutions, regardless of the size or type of value-based care models they are pursuing. Our platform grows through health systems increasing membership in their existing value-based care payment model, as well as their pursuit of additional payer contracts and health plans.

Identifi®

Identifi® is our proprietary technology platform that aggregates and analyzes data, manages care workflows and engages patients. Identifi® links our processes with those of our provider partners and other third parties in order to create a connected clinical delivery ecosystem, stratify patient populations, standardize clinical work flows and enable high-quality, cost-effective care. The configurable nature and broad capabilities of Identifi® help enhance the benefits our partners receive from our Value-Based Operations and increase the effectiveness of our partners’ existing technology architecture. Highlights of the capabilities of Identifi® include the following:

•	Data and integration services: Data from disparate sources, such as EMRs, and lab and pharmacy data, is collected, assembled, integrated and maintained in order to provide healthcare professionals with a holistic view of the patient.

•	Clinical and business content: Clinical and business content is applied to the integrated data to create actionable information in order to optimize clinical and financial performance.

•	EMR integration: Data and clinical insights from Identifi® are fed back into partner EMRs to improve both provider and patient satisfaction, create workflow efficiencies, promote clinical documentation and coding and provide clinical support at the point-of-care.

•	Applications: A suite of cloud-based applications manages the clinical, financial and operational aspects of the value-based model. Our applications are individually purchased and scale with the clinical, financial and administrative needs of our provider partners. As additional capabilities are required through our platform, they are often deployed as applications through the Identifi® platform.

Value-Based Operations

Our Value-Based Operations are empowered and supported by Identifi®. Other elements include: (1) an aligned clinical delivery network to provide improved, coordinated care, (2) a high-performing population health organization that drives clinical outcomes and (3) an efficient administrative infrastructure to administer value-

based payments. We integrate change management processes and ongoing physician-led transformation into all value-based services to build engagement, integration and alignment within our partners in order to successfully deliver value-based care and sustain performance. We have standardized the processes described below and are able to leverage our expertise across our entire partner base. Through the technological and clinical integration we achieve, our solutions are delivered as ingrained components of our partner’s core operations rather than add-on solutions.

Delivery network alignment

We help our partners build the capabilities that are required to develop and maintain a coordinated and financially-aligned provider network that can deliver high-quality care necessary for value-based contracts. These capabilities include:

•	High-performance network: Supporting the capabilities needed to build, maintain and optimize provider- and clinically-integrated networks.

•	Value compensation models: Developing and supporting physician incentive payment programs that are linked to quality outcomes, payer shared savings arrangements and health plan performance.

•	Integrated specialty partnerships: Supporting the technology-enabled strategies, analytics and staff needed to optimize network referral patterns.

Population Health Performance

Population Health Performance is an integrated suite of technology-enabled solutions that supports the delivery of quality care in an environment where a provider’s need to manage health has significantly expanded. These solutions include:

•	Clinical programs: Care processes and ongoing clinical innovation that enables providers to target the right intervention at the right time for a given patient.

•	Specialized care team: Multi-disciplinary team that is deployed telephonically from a centralized location or throughout a local market to operate clinical programs, engage patients and support physicians.

•	Patient engagement: Integrated technologies and processes that enable outreach to engage patients in their own care process.

•	Quality and risk coding: Engagement of physicians to identify opportunities to close gaps in care and improve clinical documentation efforts.

Financial and administrative management

We help providers assemble the complete infrastructure required to operate, manage and capitalize on a variety of value-based payment arrangements. These capabilities include:

•	Payer risk: The capabilities needed to successfully manage risk from payers, including analysis, data and operational integration with payer processes, and ongoing performance management. Included in this capability is our Payer Value Alliance, which leverages our national scale to support providers with a common, sustainable, financial and clinical framework across contracted payers.

•	Analytics and reporting: The ongoing and ad hoc analytic teams and reports required to measure, inform and improve performance, including population health analytics, market analytics, network evaluation, staffing models, physician effectiveness, clinical delivery optimization and patient engagement.

•	Health plan: The scaled administrative capabilities required to launch and operate a provider-sponsored health plan, including sales and marketing, product development, actuarial, regulatory and compliance, member services, claims administration, provider relations, finance and utilization management.

•	Leadership and management: Our local and national talent assist our partners in effectively managing the performance of their value-based operations.

Pharmacy benefit management

The team of professionals to support the drug component of providers’ plan offerings with national buying power and dedicated resources that are tightly integrated with the care delivery model. Differentiated from what we consider to be traditional PBMs, our solution is integrated into patient care and engages population health levers including generic utilization, provider management, and utilization management to reduce unit pharmacy costs.

Centralized infrastructure

Our solution was built to provide operating leverage that benefits from our continued growth. We leverage our purpose-built technology platform and centralized resources in conjunction with the growth in our partners’ membership base. Our centralized resources and technologies include our network development capabilities, PBM administration, technology infrastructure, clinical program development and data analytics.

Competitive strengths

We believe we are well-positioned to benefit from the transformations occurring in healthcare payment and delivery described above. We believe this new environment that rewards the better use of information to drive patient outcomes aligns with our platform, recent investments and other competitive strengths.

Early innovator

We believe we are an innovator in the delivery of a comprehensive value-based care solution for providers. We were founded in 2011, ahead of the implementation of the Patient Protection and Affordable Care Act (“ACA”), health insurance exchanges and before the rapid expansion of programs, such as Medicare ACOs or the Medicare Bundled Payments for Care Improvement Initiative. Since our inception, we have invested a significant amount in our offerings.

Comprehensive technology platform

Our proprietary technology platform, Identifi®, allows us to deliver a connected delivery ecosystem, implement replicable clinical processes, scale our Value-Based Operations and capitalize on multiple types of value-based payment relationships. The Identifi® platform supports the following capabilities:

•	Data aggregation from internal and external sources, such as EMRs and payer claims;
•	Algorithmic interpretation of aggregated data to stratify populations and identify high-risk patients;
•	Standardized workflows and dashboards to enable consistency across disparate clinical resources;
•	Applications to support value-based business models;
•	Patient outreach and engagement tools;

•	Integration into physician workflows to proactively engage high-priority patients; and
•	Reporting and tracking of clinical and financial outcomes.

We believe we are creating scaled benefits for our provider partners in areas such as data analytics, administrative services and care management. We expect Identifi® to enable us to deliver increasing levels of efficiency to our provider partners.

Provider-centric brand identity

We believe our provider-centric brand identity and origins differentiate us from our competitors. We believe our solutions, which have built on capabilities developed at UPMC, resonate with potential partners seeking proven solutions from providers rather than payers or non-healthcare businesses. Our analytical and clinical solutions are rooted in UPMC’s experience in growing a provider-led, integrated delivery network over the past 15 years, and growing to become one of the largest provider-owned health plans in the country. In addition, our deep strategic partnership with The Advisory Board strengthens our brand as a provider-friendly organization. The Advisory Board is well-recognized as an industry thought leader that made its research and technology solutions available to approximately 4,400 healthcare organizations as of July 2016. Our position as a payer-agnostic services organization allows for the sharing of data across multiple payers and care delivery integration regardless of payer, which we believe is not possible with payer led solutions.

Partnership-driven business model

Our business model is predicated on long-term strategic partnerships with leading providers that are attempting to evolve two of their most critical business functions: how they deliver care and how they are compensated for it. The partnership model enables cultural alignment, integration into the provider care delivery and payment work flow, long-term contractual relationships and a cycle of clinical and cost improvement with shared financial benefit. We devote significant resources, primarily in the form of business development, to establish relationships with our partners. For 2015, our business development expenses represented approximately 8% of our total revenues. Thereafter, beginning with the Blueprint phase of our engagement with a partner, our costs to serve our partners primarily consist of personnel-related costs for the deployment of our solution. We expect our business development expenses as a percentage of revenue to decline over time. As of December 31, 2015, our average contractual relationship with our partners was over six years, with an average of 4.7 years of performance remaining per contract. As of June 30, 2016, we had entered into long-term contractual relationships with thirteen partners and a significant portion of our revenue is concentrated with several partners. Our three largest partners, Indiana University Health, Passport Health Plan and MedStar Health, Inc., comprised 17.2%, 15.1% and 14.9%, respectively, of our revenue for the six months ended June 30, 2016, or 47.2% in the aggregate. See “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Overview” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 for additional discussion about our largest partners.

Channel development

Our heritage, having been founded by UPMC, one of the largest providers in the country, and The Advisory Board with approximately 4,400 healthcare organizations as of July 2016, along with the relationships fostered by our senior management team, have allowed us to develop a significant channel into leading health systems. Our solution empowers a fundamental shift in a provider’s business model and requires alignment of their senior management and board of directors for success. A significant portion of providers that make an investment in a Blueprint continue to partner with us for our proprietary process and integrated services, which we refer to as our Value-Based Operations.

Our business model creates additional channel development through our Blueprint services. Our Blueprint not only enables providers with a roadmap to value-based care and the financial implications of the transition, it also creates a connection between us and the provider’s senior leadership. As a result, we derive revenues from providers who have completed the Blueprint phase and proceed to partner with us to enable their transition to value-based contracting.

Proven leadership team

We have made a significant investment in building an industry-leading management team. Our senior leadership team has extensive experience in the healthcare industry and a track record of delivering measurable clinical, financial and operational improvement for healthcare providers and payers. Our chief executive officer, Frank Williams, was formerly the chief executive officer of The Advisory Board, where he oversaw the growth of the company and its IPO.

Growth opportunities

Multiple avenues for growth with our existing, embedded partner base

We have established a multi-year partnership model with multiple drivers of embedded growth through the following avenues:

•	growth in lives in existing covered populations;

•	partners expanding into new lines of value-based care to capture growth in new profit pools; and

•	partners utilizing our additional capabilities, such as new Identifi® applications, PBM and third party administration (“TPA”), which is the processing of insurance claims or the administration of certain aspects of employee benefits plans for a separate entity.

In addition to growth within our existing partner base, opportunities exist with providers utilizing our Blueprint, who sign short-term contracts under which we analyze the opportunities available to them in the value-based care market. From time to time, we also evaluate and consider pursuing opportunities to expand into businesses related to the services we currently provide.

Early stages of a rapidly growing transformational addressable market

We believe that our existing partners represent a small fraction of health systems that could benefit from our solutions. The transformation of the care delivery and payment model in the United States has been rapid, but it is still in the early stages. While approximately 10% of healthcare payments were paid through value-based care programs as of June 2014, it is estimated that this number will grow to over 50% by 2020.

Capitalize on growth in select government-driven programs

Significant growth is projected in the number of people managed by government-driven programs in the United States over the next 8 years. Specifically, the Centers for Medicare and Medicaid Services projects the number of Medicare beneficiaries to grow to approximately 63 million by 2020. We expect health systems to be direct beneficiaries of growth in Medicare Advantage, Medicaid Managed Care, Dual Eligible and health insurance exchanges because those specific markets are well suited for value-based care. We believe that the growth in government programs will create an opportunity for health systems to capture a greater portion of the over $2 trillion in annual health insurance expenditures. The nature of our variable fee economic model enables us to benefit from this growth in government-managed lives.

Ability to capture additional value through delivering clinical results

We are capturing only a portion of the administrative dollars in the market through our current solution, which represent over 10% of total premium dollars. We believe there is a significant opportunity to capture a portion of the medical dollar over time—namely the remainder of the premium dollar which goes to medical expenses. As our health system partners continue to own a larger percentage of overall premiums, we have begun to pursue business models that allow us to participate in the medical savings through shared savings agreements that align incentives to reduce costs and improve quality outcomes.

Expand platform offerings to meet evolving market needs

There are multiple business offerings that health systems may require to operate in a value-based care environment that we do not currently provide, including but not limited to:

•	PBM expansion to include additional specialty pharmacy management capabilities;
•	On-site or specialty clinic platforms; and
•	Consumer engagement and digital outreach.

Selectively pursue strategic acquisitions and alliances

We believe that the nature of our competitive landscape provides meaningful acquisition opportunities. Our industry is in the early stages of its life cycle and there are multiple firms attempting to capitalize on the transformation of the care delivery model and the various forms of new profit pools. We believe that providers will require an end-to-end solution and we believe we are well positioned to meet this demand by expanding the breadth of our offerings through not only organic growth, but also the acquisition of niche providers and non-core portions of larger enterprises. From time to time we may also pursue acquisition opportunities of businesses related to services we currently provide.

As an example of executing on our strategy, in February 2016 we entered into a strategic alliance with Passport Health Plan, a leading nonprofit community-based and provider-sponsored health plan administering Kentucky Medicaid and federal Medicare Advantage benefits. This alliance created the Medicaid Center of Excellence, which offers centralized services for provider-led Medicaid health plans. In addition, on July 12, 2016, we entered into an agreement to acquire the majority of Valence Health Inc.’s business, subject to closing conditions. Upon closing of the acquisition, we expect to expand our administrative capabilities and expertise in the Medicaid and pediatric markets. See “—Recent development” for more information.

Initial public offering and organizational transactions

On June 10, 2015, we closed an IPO of 13.2 million shares of our Class A common stock at a public offering price of $17.00 per share (our “IPO”). We received $209.1 million in proceeds, net of underwriting discounts and commissions, but before offering expenses of $3.2 million. We used the net proceeds to purchase newly-issued Class A common units from Evolent Health LLC, our consolidated subsidiary. Evolent Health LLC will use the net proceeds for working capital and other general corporate purposes.

Historically, our business was operated through Evolent Health LLC and its predecessor. Evolent Health, Inc., was incorporated as a Delaware corporation on December 12, 2014, for the purpose of our IPO, and prior to the IPO engaged only in activities in contemplation of our IPO. Immediately prior to the completion of the IPO in June 2015, we underwent a reorganization (the “offering reorganization”) pursuant to which we amended and restated our certificate of incorporation to, among other things, authorize two classes of common stock, Class A common stock and Class B common stock. Also pursuant to the offering reorganization, Evolent Health, Inc. merged with Evolent Health Holdings, Inc. and an affiliate of TPG. In accordance with the terms of the mergers, each of the then-existing stockholders of Evolent Health Holdings, Inc., including UPMC, The Advisory Board, TPG, as well as certain other entities, existing customers and employees, received a certain number of shares of our Class A common stock in exchange for each share of common stock it held in Evolent Health Holdings, Inc. and TPG received a certain number of shares of our Class A common stock in exchange for 100% of the equity that it held in its affiliate that was merged with Evolent Health, Inc. In addition, pursuant to the offering reorganization we issued shares of our Class B common stock to TPG and The Advisory Board, each of which was a member of Evolent Health LLC prior to the offering reorganization. Shares of our Class B common stock vote together with shares of our Class A common stock as a single class, except as otherwise required by law or pursuant to our amended and restated certificate of incorporation or our amended and restated by-laws. Each Class B common unit of Evolent Health LLC can be exchanged (together with a corresponding number of shares of our Class B common stock) for one share of our Class A common stock pursuant to an exchange agreement and is otherwise non-transferable.

The diagram below shows our organizational structure immediately after the offering reorganization and IPO:

(1)	Immediately after our offering reorganization and IPO, TPG beneficially owned approximately 6.0% of our outstanding Class A common stock and approximately 64.4% of our outstanding Class B common stock. David Bonderman and James G. Coulter are sole shareholders of TPG Growth II Advisors, Inc. and therefore may be deemed to share voting and dispositive power with respect to, and be the beneficial owners of, the shares of Class A and Class B common stock beneficially owned by TPG.

(2)	Immediately after our offering reorganization and IPO, The Advisory Board beneficially owned approximately 16.1% of our outstanding Class A common stock and approximately 29.7% of our outstanding Class B common stock. The board of directors of The Advisory Board has voting and dispositive power over the shares of Class A common stock and Class B common stock held by The Advisory Board. The members of such board of directors disclaim beneficial ownership with respect to such shares.

(3)	The board of directors of UPMC has voting and dispositive power over the shares of Class A common stock held by UPMC. The members of such board of directors disclaim beneficial ownership with respect to such shares.

(4)	Such shares are held by Ptolemy Capital, LLC, a Delaware limited liability company. Michael R. Stone has voting and dispositive power over the shares of Class A common stock and Class B common stock held by Ptolemy Capital, LLC.

Percentage economic interests are expressed in terms of an economic interest in Evolent Health LLC.

Substantially all of our operations are conducted through Evolent Health LLC, and subsequent to the offering reorganization, the financial results of Evolent Health LLC are consolidated in the financial statements of Evolent Health, Inc. Evolent Health, Inc. is a holding company whose principal asset is all of the Class A common units it holds in Evolent Health LLC, and its only business is to act as sole managing member of Evolent Health LLC.

Additional information

We were incorporated as a Delaware corporation on December 12, 2014. Our principal executive offices are located at 800 N. Glebe Road, Suite 500, Arlington, Virginia 22203 and our telephone number is (571) 389-6000. We also maintain a website at www.evolenthealth.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which they form a part.

The offering

The following discussion of the offering contains basic information about the offering and the Class A common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the Class A common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Class A common stock offered hereby(1)	7,000,000 shares

Class A common stock outstanding immediately after this offering(2)	44,510,479 shares

Option to purchase additional shares of Class A common stock	1,050,000 shares

Exchange of Class B common units	Evolent Health, Inc., Evolent Health LLC, TPG, The Advisory Board and Ptolemy are parties to an exchange agreement. In connection with this offering and pursuant to such exchange agreement, TPG and Ptolemy expect to exchange 1,527,202 and 164,020 Class B common units (together with an equal number of shares of our Class B common stock), for shares of our Class A common stock on a one-for-one basis (the “Concurrent Exchange”). The Concurrent Exchange is expected to close immediately prior to the closing of this offering. Immediately after the Concurrent Exchange and the closing of this offering, TPG and Ptolemy will own 9,762,466 and 862,220 Class B common units (together with an equal number of shares of our Class B common stock), respectively. See “Certain Contractual Arrangements with Stockholders—Third amended and restated operating agreement of Evolent Health LLC—Exchange agreement” in the accompanying prospectus for additional information regarding the exchange agreement and “Selling Stockholders” in this prospectus supplement for additional information regarding the Concurrent Exchange.

Class B common stock outstanding after this offering	15,833,374 shares of Class B common stock, par value $0.01 per share, after giving effect to the Concurrent Exchange. The number of shares of Class B common stock equals the number of Class B common units. See “Certain Contractual Arrangements with Stockholders” in the accompanying prospectus.

Voting rights

Each share of our Class A common stock and Class B common stock entitle its holder to one vote on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. After completion of this offering, (a) UPMC will beneficially own approximately 27.9% of our outstanding Class A common stock, which represents 20.6% of our voting power, (b) TPG will beneficially own approximately 4.0% of our outstanding Class A common stock and approximately 61.7% of our outstanding Class B common stock, which collectively represent 19.1% of our voting power, (c) The Advisory Board will beneficially own approximately 10.3% of our outstanding Class A common stock and approximately 32.9% of our outstanding Class B common stock, which collectively represent 16.2% of our voting power, and (d) Ptolemy will beneficially own approximately 0.1% of our outstanding Class A common stock and approximately 5.4% of our outstanding Class B common stock, which collectively represent 1.5% of our voting power.

Use of proceeds	All of the shares of our Class A common stock offered by this prospectus supplement will be sold by the selling stockholders named in the section entitled “Selling Stockholders.” We will not receive any cash proceeds from any resale of our Class A common stock by the selling stockholders.

Dividend policy	We have not paid any dividends since our IPO. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. See “Matters regarding our Class A common stock—Dividend policy.”

Risk factors	An investment in our Class A common stock involves risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

NYSE symbol	“EVH”

Unless we specifically state otherwise, the information in this prospectus supplement does not take into account the 1,050,000 additional shares of our Class A common stock which the underwriters have the option to purchase from certain of the selling stockholders, which number includes 322,798 shares of Class A common stock issuable upon exchange of Class B common units (together with an equal number of shares of our Class B common stock).

(1)	Includes 1,691,222 shares of Class A common stock issuable to TPG and Ptolemy upon exchange of 1,527,202 and 164,020 Class B common units (together with an equal number of shares of our Class B common stock), respectively, in the Concurrent Exchange.

(2)	The number of shares of Class A common stock that will be outstanding after this offering is based on the number of shares outstanding at August 31, 2016, and excludes: (i) 15,833,374 shares of Class A common stock that may be issued upon future exchanges of Class B common units by the holders of Class B common units; (ii) 6,329,451 shares of Class A common stock subject to outstanding options, (iii) 621,394 shares of Class A common stock subject to outstanding restricted stock units; (iv) an aggregate of 4,111,869 shares of Class A common stock that are available for future awards under our equity incentive plan; (v) shares of Class A common stock that may be issued in connection with the earn-out of up to $10 million, payable in cash or Class A common stock, to Passport Health Plan in transactions exempt from registration under the Securities Act should we obtain certain new businesses in the future; and (vi) 5.29 million to 5.84 million shares of Class A common stock issuable upon consummation of the pending acquisition of Valence Health and up to 3.84 million shares of Class A common stock that may be issued under an earn-out in transactions exempt from registration under the Securities Act. See “Our company—Recent development—Pending acquisition of Valence Health, Inc.” for additional information.

Risk factors

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties below, and the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including the audited annual financial statements, unaudited interim financial statements and notes thereto with respect to each of Evolent Health LLC and Evolent Health, Inc., as updated by our subsequent filings under the Exchange Act, before purchasing shares of our Class A common stock. See “Where you can find more information” for information about how to obtain a copy of these documents. If any of those risks are realized, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our Class A common stock could decline, and you could lose part or all of your investment. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward looking statements. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks relating to our business and industry

The market for healthcare in the United States is in the early stages of structural change and is rapidly evolving, which makes it difficult to forecast demand for our products and services.

The market for healthcare in the United States is in the early stages of structural change and is rapidly evolving. Our future financial performance will depend in part on growth in this market and on our ability to adapt to emerging demands of this market. It is difficult to predict with any precision the future growth rate and size of our target market.

The rapidly evolving nature of the market in which we operate, as well as other factors that are beyond our control, reduce our ability to accurately evaluate our long-term outlook and forecast annual performance. We believe demand for our products and services has been driven in large part by price pressure in traditional FFS healthcare, a regulatory environment that is incentivizing value-based care models, a rapid expansion of retail insurance, broader use of the Internet and advances in technology. Widespread acceptance of the value-based care model is critical to our future growth and success. A reduction in demand for our products and services caused by lack of acceptance, technological challenges, competing offerings or other factors would result in a lower revenue growth rate or decreased revenue, either of which could negatively impact our business and results of operations. In addition, our business, financial condition and results of operations may be adversely affected if healthcare reform is not implemented in accordance with our expectations or if it is amended in a way that impacts our business and results in our failure to execute our growth strategies.

If we fail to effectively manage our growth, our business and results of operations could be harmed.

We have expanded our operations significantly since our inception. For example, we grew from six full-time employees at inception to 946 employees as of December 31, 2015, and our revenue increased from $25.7 million for 2013 to $96.9 million for 2015. If we do not effectively manage our growth as we continue to expand, the quality of our products and services could suffer. Our growth to date has increased the significant demands on our management, our operational and financial systems and infrastructure and other resources. In order to successfully expand our business, we must effectively recruit, integrate and motivate new employees, while maintaining the beneficial aspects of our corporate culture. We may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business and results of operations could be harmed. We must also continue to improve our existing systems for operational and financial management, including our reporting systems, procedures and controls. These improvements could require significant capital expenditures and place increasing demands on our management. We may not be successful in managing or expanding our operations or in maintaining adequate financial and operating systems and controls. If we do not successfully manage these processes, our business and results of operations could be harmed.

We derive a significant portion of our revenues from our largest partners.

Historically, we have relied on a limited number of partners for a substantial portion of our total revenue and accounts receivable. Our five largest partners in 2015, Piedmont WellStar Health Plan, Indiana University Health, WakeMed Health and Hospitals, Premier Health Partners and MedStar Health, Inc. comprised 19.6%, 15.6%, 14.1%, 11.8% and 11.2%, respectively, of our revenue for 2015, or 72.3% in the aggregate. Our three largest partners, Indiana University Health, Passport Health Plan and MedStar Health, Inc., comprised 17.2%, 15.1% and 14.9%, respectively, of our revenue for the six months ended June 30, 2016, or 47.2% in the aggregate. Our four largest partners in terms of accounts receivable in 2015, Premier Health Partners, Piedmont WellStar Health Plan, Indiana University Health and Baptist Health, comprised approximately 28.1%, 23.2%, 12.9% and 11.4%, respectively, of such total amount as of December 31, 2015. Our three largest partners in terms of accounts receivable, Premier Health Partners, MedStar Health, Inc. and Indiana University Health, comprised approximately 38.6%, 18.7% and 10.6%, respectively, of such total amount as of June 30, 2016. The sudden loss of any of our partners, including our new strategic alliance partner, University Health Care, Inc., d/b/a Passport Health Plan, as discussed in “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview” of our 2015 10-K, or the renegotiation of any of our partner contracts, could adversely affect our operating results. For example, in 2015 we signed two amendments to our agreement with Piedmont WellStar Health Plan that reduced our expected revenue under that contract. Revenue estimates are based on various assumptions and may vary depending on the performance of our partner’s health plan and other factors. We expect our 2016 revenue attributable to that contract to be approximately 75% of our revenue attributable to that contract in 2015 or approximately 50% of our adjusted revenue attributable to that contract in 2015, with minimal revenue anticipated in subsequent years. In connection with the amendment signed in April 2015, the partner also sold its 2.2% ownership interest in us to certain of our pre-IPO investors, consisting of TPG, The Advisory Board and UPMC. In addition, as a result of an amendment to our agreement with WakeMed Health and Hospitals described in “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview” of our 2015 10-K, revenue we recognize in 2016 attributable to WakeMed Health and Hospitals will be limited to approximately 60% of our 2015 revenue attributable to this customer.

Because we rely on a limited number of partners for a significant portion of our revenues, we depend on the creditworthiness of these partners. If the financial condition of our partners declines, our credit risk could increase. Should one or more of our significant partners declare bankruptcy, it could adversely affect the collectability of our accounts receivable and affect our bad debt reserves and net income.

Although we have long-term contracts with our partners, these contracts may be terminated before their term expires for various reasons, such as changes in the regulatory landscape and poor performance by us, subject to certain conditions. For example, after a specified period, certain of these contracts are terminable for convenience by our partners after a notice period has passed and the partner has paid a termination fee. Certain of our contracts are terminable immediately upon the occurrence of certain events. For example, some of our contracts may be terminated by the partner if we fail to achieve target performance metrics over a specified period. Certain of our contracts may be terminated by the partner immediately following repeated failures by us to provide specified levels of service over periods ranging from six months to more than a year. Certain of our contracts may be terminated immediately by the partner if we lose applicable licenses, go bankrupt, lose our liability insurance or receive an exclusion, suspension or debarment from state or federal government authorities. In addition, one of our contracts may be terminated immediately if we become insolvent or file for bankruptcy. If any of our contracts with our partners is terminated, we may not be able to recover all fees due under the terminated contract, which may adversely affect our operating results.

If we are unable to offer new and innovative products and services or our products and services fail to keep pace with advances in industry standards, technology and our partners’ needs, our partners may terminate or fail to renew their relationship with us and our revenue and results of operations may suffer.

Our success depends on providing high-quality products and services that healthcare providers use to improve clinical, financial and operational performance. If we cannot adapt to rapidly evolving industry standards, technology and increasingly sophisticated and varied partner needs, our existing technology could become undesirable, obsolete or harm our reputation. We must continue to invest significant resources in our personnel and technology in a timely and cost-effective manner in order to enhance our existing products and services and introduce new high-quality products and services that existing partners and potential new partners will want. Our operating results would also suffer if our innovations are not responsive to the needs of our existing partners or potential new partners, are not appropriately timed with market opportunity, are not effectively brought to market or significantly increase our operating costs. If our new or modified product and service innovations are not responsive to partner preferences, emerging industry standards or regulatory changes, are not appropriately timed with market opportunity or are not effectively brought to market, we may lose existing partners or be unable to obtain new partners and our results of operations may suffer. In addition, should any of our partners terminate their relationship with us after implementation has begun, we would not only lose our time, effort and resources invested in that implementation, but we would also have lost the opportunity to leverage those resources to build a relationship with other partners over that same period of time.

We also engage third-party vendors to develop, maintain and enhance our technology solutions, and our ability to develop and implement new technologies is therefore dependent on our ability to engage suitable vendors. We may also need to license software or technology from third parties in order to maintain, expand or modify our technology platform. However, there is no guarantee we will be able to enter into such agreements on acceptable terms or at all. The functionality of our platform depends, in part, on our ability to integrate it with third-party applications and data management systems that our partners use and from which they obtain data. These third parties may terminate their relationships with us, change the features of their applications and platforms, restrict our access to their applications and platforms or alter the terms governing use of their applications, data management systems and application programming interfaces and access to those applications and platforms in an adverse manner.

We may make acquisitions, investments and alliances, including the pending acquisition of Valence Health, which may be difficult to integrate, divert management resources, result in unanticipated costs or dilute our stockholders.

Part of our business strategy is to acquire or invest in companies, products or technologies that complement our current products and services, enhance our market coverage or technical capabilities or offer growth opportunities. As an example, in February 2016 we entered into a strategic alliance with a leading nonprofit community-based and provider-sponsored health plan administering Kentucky Medicaid and federal Medicare Advantage benefits. More recently, on July 12, 2016, we entered into an agreement to acquire the majority of Valence Health Inc.’s business, subject to closing conditions including regulatory approvals, the timing or certainty of which cannot be predicted. We cannot assure you that the transaction will close on a timely basis or at all. This offering is not conditioned upon closing of the Valence Health acquisition, and the Valence Health acquisition is not conditioned upon this offering or any other financing conditions.

The pending acquisition of Valence Health, as well as future acquisitions, investments and alliances could pose numerous risks to our business which could negatively impact our financial condition and results of operations, including:

•	difficulty integrating the purchased operations, products or technologies;

•	substantial unanticipated integration costs, delays and challenges that may arise in integration;

•	assimilation of the acquired businesses, which may divert significant management attention and financial resources from our other operations and could disrupt our ongoing business;

•	the loss of key employees, particularly those of the acquired operations;

•	difficulty retaining or developing the acquired business’ customers;

•	adverse effects on our existing business relationships with customers, suppliers, other partners, standing with regulators;

•	challenges related to the integration of businesses that operate in new geographic areas and new markets;

•	failure to realize the potential cost savings or other financial benefits or the strategic benefits of the acquisitions, including failure to consummate the Valence Health acquisition or any other proposed or contemplated transaction; and

•	liabilities and expenses from the acquired businesses for contractual disputes with customers and other third parties, infringement of intellectual property rights, data privacy violations or other claims and failure to obtain indemnification for such liabilities or claims, and distraction of our personnel in connection with any related proceedings.

We may be unable to complete acquisitions or integrate the operations, products or personnel gained through the pending Valence Health acquisition or any other such transaction without a material adverse effect on our business, financial condition and results of operations. Transaction agreements may impose limitations on our ability, or as is the case in the pending Valence Health acquisition, the ability of the business to be acquired, to conduct business. Events outside our control, including operating changes or regulatory changes, could also adversely affect our ability to realize anticipated revenues, synergies, benefits and cost savings. In addition, revenues of Valence Health prior to and after consummation of the acquisition may be less than expected. Valence Health and the Company have, and counterparties in future transactions may have, contracts with customers and other business partners which may require consents from these parties in connection with a transaction. If these consents cannot be obtained, the Company may suffer a loss of potential future revenue and may lose rights that are material to its business and the business of any combined company. Any such disruptions could limit our ability to achieve the anticipated benefits of the transaction. Any integration may be unpredictable, or subject to delays or changed circumstances, and we and any targets may not perform in accordance with our expectations.

In connection with these acquisitions, investments or alliances, we could incur significant costs, debt, amortization expenses related to intangible assets or large and immediate write-offs or other impairments or charges, assume liabilities or issue stock that would dilute our current stockholders’ ownership. For example, upon consummation of the Valence Health acquisition, as part of the closing consideration we expect to issue from 5.29 million to 5.84 million shares of the Company’s Class A common stock, with up to 3.84 million additional shares of Class A common stock potentially payable in an earn-out. In addition, the market price for our Class A common stock could be affected, following the consummation of the Valence Health acquisition or any other transaction, by factors that have not historically affected the market price for our Class A common stock.

Current estimates of Valence Health’s anticipated results incorporate significant assumptions and may not be achieved.

The revenue estimate for Valence Health for the fiscal year ended December 31, 2016 is preliminary and based on a number of assumptions made by our management and data supplied by Valence Health. Although we believe our estimate and assumptions are reasonable, they are inherently subject to business, economic and competitive uncertainties, and actual results could differ materially if actual events differ from one or more of our key assumptions. These assumptions include that Valence Health will maintain its current partners, continue its existing accounting policies, execute its business plan to generate incremental revenue; that existing Valence Health customers will continue to purchase contracted services at their existing rates and maintain membership among their health plans and risk arrangements at current levels; and that no adverse events will occur, such as Valence Health’s losing of any significant partners or having lower revenues from existing customers as a result of the acquisition or otherwise. We cannot assure you that this preliminary revenue estimate is accurate. We caution investors not to place undue reliance on either this estimate or our underlying assumptions.

The growth of our business relies, in part, on the growth and success of our partners and certain revenues from our engagements, which are difficult to predict and are subject to factors outside of our control.

We enter into agreements with our partners under which a significant portion of our fees are variable, including fees which are dependent upon the number of members that are covered by our partner’s healthcare plan each month, expansion of our partners and the services that we provide, as well as performance-based metrics. The number of members covered by a partner’s healthcare plan is often impacted by factors outside of our control, such as the actions of our partner or third parties. Accordingly, revenue under these agreements is unpredictable. If the number of members covered by one or more of our partner’s plans were to be reduced by a material amount, such decrease would lead to a decrease in our revenue, which could harm our business, financial condition and results of operations. In addition, growth forecasts of our partners are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the markets in which our partners compete meet the size estimates and growth forecasted, their health plan membership could fail to grow at similar rates, if at all. In addition, a portion of the revenue under certain of our long-term contracts is tied to the customer’s continued participation in specified payer programs over which we have no control. If the customer ceases to participate in any such program, such decision would lead to a decrease in our expected revenue under the relevant contract.

In addition, the transition to value-based care may be challenging for our partners. For example, fully capitated provider risk arrangements have had a history of financial challenges for providers. Our partners may also have difficulty in value-based care if premium pricing is under pressure. Furthermore, revenue under our partner contracts may differ from our projections because of the termination of the contract for cause or at specified life cycle events, or because of fee reductions that are occasionally given after the contract is initially signed.

Our partners derive a substantial portion of their revenue from third-party private and governmental payers, including, in the case of Passport, Medicaid. Revenue under certain of our agreements, including our agreement with Passport, could be negatively impacted as a result of governmental funding reductions impacting government sponsored programs, changes in reimbursement rates, and premium pricing reductions, as well as the inability of our partners to control and, if necessary, reduce health care costs, all of which are out of our control. Because certain of our partners’ revenues are highly reliant on third-party payor reimbursement funding rates and mechanisms, overall reductions of rates from such payors could adversely impact the liquidity of our partners, resulting in their inability to make payments to us on agreed payment terms.

If we do not continue to attract new partners, we may not achieve our revenue projections, and our results of operations would be harmed.

In order to grow our business, we must continually attract new partners. Our ability to do so depends in large part on the success of our sales and marketing efforts. Potential partners may seek out other options. Therefore, we must demonstrate that our products and services provide a viable solution for potential partners. If we fail to provide high-quality solutions and convince individual partners of our value proposition, we may not be able to retain existing partners or attract new partners. In addition, there may be a limited-time opportunity to achieve and maintain a significant share of the market for our products and services due in part to the rapidly evolving nature of the healthcare and technology industries and the substantial resources available to our existing and potential competitors. If the market for our products and services declines or grows more slowly than we expect, or if the number of individual partners that use our solutions declines or fails to increase as we expect, our revenue, results of operations, financial condition, business and prospects could be harmed.

We typically incur significant upfront costs in our partner relationships, and if we are unable to develop or grow these partner relationships over time, we are unlikely to recover these costs and our operating results may suffer.

We devote significant resources to establish relationships with our partners and for 2015, our business development expenses represented approximately 8% of our total revenues. Some of our partners undertake a significant and prolonged evaluation process, including to determine whether our products and services meet their unique health system needs, which has in the past resulted in extended periods of time to establish a long-term partner relationship. Our efforts involve educating our partners about the use, technical capabilities and benefits of our products and services. Accordingly, our operating results will depend in substantial part on our ability to deliver a successful partner experience and persuade our partners to grow their relationship with us over time. There is no guarantee that we will be able to successfully convert a customer of our transformation services into a partner of our platform and operations services. If we are unable to sell additional products and services to existing partners, enter into and maintain favorable relationships with new partners or sufficiently grow our partners’ lives on platform, it could have a material adverse effect on our business, financial condition and results of operations. As we expect to grow rapidly, our customer acquisition costs could outpace our build-up of recurring revenue, and we may be unable to reduce our total operating costs through economies of scale such that we are unable to achieve profitability. In addition, we estimate the costs and timing for completing the transformation phase, including the Blueprint phase, of the partner relationship. These estimates reflect our best judgment. Any increased or unexpected costs or unanticipated delays, including delays caused by factors outside our control, could cause our operating results to suffer.

If the estimates and assumptions we use to determine the size of our target market are inaccurate, our future growth rate may be impacted and our business would be harmed.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus supplement relating to the size and expected growth of the market for our services may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.

The principal assumptions relating to our market opportunity include health insurance expenditures, the total percentage of payments providers receive under value-based contracting, the size of the provider-sponsored health plan market and the fees we believe we can charge. Our market opportunity is also based on the assumption that the strategic approach that our solution enables for our potential partners will be more attractive to our partners than competing solutions. The solution we offer our target market contemplates one strategic option-to pursue clinical and technological integration to reduce utilization and total cost-among several such options our potential partners may pursue to achieve their objectives. Our potential partners may elect to pursue a different strategic option. If these assumptions prove inaccurate, our business, financial condition and results of operations could be adversely affected. See “Our company” for more information regarding our estimates of market opportunity and the forecasts of market growth.

If we are not able to maintain and enhance our reputation and brand recognition, our business and results of operations will be harmed.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with existing partners and to our ability to attract new partners. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our partners, could make it substantially more difficult for us to attract new partners. Similarly, because our existing partners often act as references for us with prospective new partners, any existing partner that questions the quality of our work or that of our employees could impair our ability to secure additional new partners. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with partners, which would harm our business, results of operations and financial condition.

Consolidation in the healthcare industry could have a material adverse effect on our business, financial condition and results of operations.

Many healthcare industry participants and payers are consolidating to create larger and more integrated healthcare delivery systems with greater market power. We expect regulatory and economic conditions to result in additional consolidation in the healthcare industry in the future. As consolidation accelerates, the economies of scale of our partners’ organizations may grow. If a partner experiences sizable growth following consolidation, it may determine that it no longer needs to rely on us and may reduce its demand for our products and services. In addition, as healthcare providers consolidate to create larger and more integrated healthcare delivery systems with greater market power, these providers may try to use their market power to negotiate fee reductions for our products and services. Finally, consolidation may also result in the acquisition or future development by our partners of products and services that compete with our products and services. Any of these potential results of consolidation could have a material adverse effect on our business, financial condition and results of operations.

We may face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share our business and operating results will be harmed.

The market for our products and services is fragmented, competitive and characterized by rapidly evolving technology standards, customer needs and the frequent introduction of new products and services. Our competitors range from smaller niche companies to large, well-financed and technologically-sophisticated entities.

We compete on the basis of several factors, including breadth, depth and quality of product and service offerings, ability to deliver clinical, financial and operational performance improvement through the use of products and services, quality and reliability of services, ease of use and convenience, brand recognition and the ability to integrate services with existing technology. Some of our competitors are more established, benefit from greater brand recognition, have larger client bases and have substantially greater financial, technical and marketing resources. Other competitors have proprietary technology that differentiates their product and service offerings from ours. Our competitors are constantly developing products and services that may become more efficient or appealing to our existing partners and potential partners. Additionally, some healthcare information technology providers have begun to incorporate enhanced analytical tools and functionality into their core product and service offerings used by healthcare providers. As a result of these competitive advantages, our competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands, products and services and make more attractive offers to our existing partners and potential partners.

We also compete on the basis of price. We may be subject to pricing pressures as a result of, among other things, competition within the industry, consolidation of healthcare industry participants, practices of managed care organizations, government action and financial stress experienced by our partners. If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations will be adversely affected.

We cannot be certain that we will be able to retain our current partners or expand our partner base in this competitive environment. If we do not retain current partners or expand our partner base, or if we have to renegotiate existing contracts, our business, financial condition and results of operations will be harmed. Moreover, we expect that competition will continue to increase as a result of consolidation in both the healthcare information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively and could harm our business, financial condition and results of operations.

Exclusivity and right of first refusal clauses in some of our partner and founder contracts may prohibit us from partnering with certain other providers in the future, and as a result may limit our growth.

Some of our partner and founder contracts include exclusivity and right of first refusal clauses. Any founder contracts with exclusivity, right of first refusal or other restrictive provisions may limit our ability to conduct business with certain potential partners, including competitors of our founders. For example, under the UPMC IP Agreement, if we were to conduct business with certain precluded providers, it would result in the loss of the license thereunder. Partner contracts with exclusivity or other restrictive provisions may limit our ability to partner with or provide services to other providers or purchase services from other vendors within certain time periods. These exclusivity or other restrictive provisions often apply to specific competitors of our health system partners or specific geographic areas within a particular state or an entire state. Accordingly, these exclusivity clauses may prevent us from entering into long-term relationships with potential partners and could cause our business, financial condition and results of operations to be harmed.

In addition, we entered into a services, reseller and non-competition agreement with The Advisory Board, which we refer to as The Advisory Board Reseller Agreement, that, among other things, prohibits us from promoting, marketing, offering or selling certain unbundled technology services, consulting services unless reasonably expected to lead to a long-term services contract or be part of a Blueprint engagement, or certain other services that are substantially similar to or competitive with certain Advisory Board services. Accordingly, that agreement prohibits us from selling such software or technology services on a standalone basis, but permits us to sell such services if they are part of an integrated offering to our partners and such services account for no more than 50% of the aggregate revenue attributable to our partner during the term of the contract. The Advisory Board Reseller Agreement also prohibits us from promoting, marketing, offering or selling consulting services that are not intended to be a part of our Blueprint services or any services that are substantially similar to or competitive with certain Advisory Board services. These restrictions are in effect until the earlier of June 27, 2020, and the date on which The Advisory Board no longer holds shares of our common stock. We have also entered into a reseller, services and non-competition agreement with an affiliate of UPMC, which we refer to as the UPMC Reseller Agreement, pursuant to which we are prohibited from contracting with third parties to provide certain TPA services for a certain time period. These restrictions could cause our business, financial condition and results of operations to be harmed if we found it advantageous to obtain TPA services from a third party or offer certain restricted services, including unbundled software or technology services, during the restricted period.

The healthcare regulatory and political framework is uncertain and evolving.

Healthcare laws and regulations are rapidly evolving and may change significantly in the future, which could adversely affect our financial condition and results of operations. For example, in March 2010, the ACA was adopted, which is a healthcare reform measure that provides healthcare insurance for approximately 30 million more Americans. The ACA includes a variety of healthcare reform provisions and requirements that will become effective at varying times through 2018 and substantially changes the way healthcare is financed by both governmental and private insurers, which may significantly impact our industry and our business. Many of the provisions of the ACA will phase in over the course of the next several years, and we may be unable to predict accurately what effect the ACA or other healthcare reform measures that may be adopted in the future, including amendments to the ACA, will have on our business. In addition, provisions of the ACA may continue to be challenged in the courts.

In addition, we are subject to various other laws and regulations, including, among others, the Stark Law relating to self-referrals, anti-kickback laws, antitrust laws, the privacy and data protection laws described below and laws and regulations relating to Medicaid and Medicare. We have identified instances of non-compliance in the past and cannot guarantee that we will not identify other instances in the future, or the outcome of any regulatory investigation into any non-compliance. See “Part I—Item 1. Business—Healthcare Laws and Regulations” of our 2015 10-K for additional information. If we were to become subject to litigation, liabilities or penalties under these or other laws or as part of a governmental review or audit, our business could be adversely affected. See “—Risk relating to our business and industry—We may become subject to litigation, which could have a material adverse effect on our business, financial condition and results of operations.”

Additionally, the outcomes of upcoming 2016 presidential and congressional elections are uncertain. We cannot predict the impact these elections may have on the ACA and other healthcare laws and regulations, and consequently, on our business.

We are subject to privacy and data protection laws governing the transmission, security and privacy of health information, which may impose restrictions on the manner in which we access personal data and subject us to penalties if we are unable to fully comply with such laws.

As described below, we are required to comply with numerous federal and state laws and regulations governing the collection, use, disclosure, storage and transmission of individually identifiable health information that we may obtain or have access to in connection with the provision of our services. These laws and regulations, including their interpretation by governmental agencies, are subject to frequent change and could have a negative impact on our business.

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The Health Insurance Portability and Accountability Act (“HIPAA”) expanded protection of the privacy and security of personal health information and required the adoption of standards for the exchange of electronic health information. Among the standards that the Department of Health and Human Services has adopted pursuant to HIPAA are standards for electronic transactions and code sets, unique identifiers for providers, employers, health plans and individuals, security, electronic signatures, privacy and enforcement. Failure to comply with HIPAA could result in fines and penalties that could have a material adverse effect on us.

•	The Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, enacted as part of the American Recovery and Reinvestment Act of 2009, also known as the “Stimulus Bill,” effective February 22, 2010, set forth health information security breach notification requirements and increased penalties for violation of HIPAA. The HITECH Act requires individual notification for all breaches, media notification of breaches for over 500 individuals and at least annual reporting of all breaches to the Department of Health and Human Services. The HITECH Act also replaced the prior penalty system of one tier of penalties of $100 per violation and an annual maximum of $25,000 with a four-tier system of sanctions for breaches. Penalties now range from the original $100 per violation and an annual maximum of $25,000 for the first tier to a minimum of $50,000 per violation and an annual maximum of $1.5 million for the fourth tier. Failure to comply with the HITECH Act could result in fines and penalties that could have a material adverse effect on us.

•	Numerous other federal and state laws may apply that restrict the use and protect the privacy and security of individually identifiable information, as well as employee personal information. These include state medical privacy laws, state social security number protection laws and federal and state consumer protection laws. These various laws in many cases are not preempted by HIPAA and may be subject to varying interpretations by the courts and government agencies, creating complex compliance issues for us and our partners and potentially exposing us to additional expense, adverse publicity and liability, any of which could adversely affect our business.

•	Federal and state consumer protection laws are increasingly being applied by the United States Federal Trade Commission (“FTC”) and states’ attorneys general to regulate the collection, use, storage and disclosure of personal or individually identifiable information, through websites or otherwise, and to regulate the presentation of website content.

There is ongoing concern from privacy advocates, regulators and others regarding data protection and privacy issues, and the number of jurisdictions with data protection and privacy laws have been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identified, anonymous or pseudonomized health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. These discussions may lead to further restrictions on the use of such information. There can be no assurance that these initiatives or future initiatives will not adversely affect our ability to access and use data or to develop or market current or future services.

The security measures that we and our third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Under the HITECH Act, as a business associate we may also be liable for privacy and security breaches and failures of our subcontractors. Even though we provide for appropriate protections through our agreements with our subcontractors, we still have limited control over their actions and practices. A breach of privacy or security of individually identifiable health information by a subcontractor may result in an enforcement action, including criminal and civil liability, against us. Due to the recent enactment of the HITECH Act, we are not able to predict the extent of the impact such incidents may have on our business. Our failure to comply may result in criminal and civil liability because the potential for enforcement action against business associates is now greater. Enforcement actions against us could be costly and could interrupt regular operations, which may adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurance that we will not receive such notices in the future.

If we are unable to obtain, maintain and enforce intellectual property protection for our technology and products or if the scope of our intellectual property protection is not sufficiently broad, others may be able to develop and commercialize technology and products substantially similar to ours, and our ability to successfully commercialize our technology and products may be adversely affected.

Our business depends on proprietary technology and content, including software, databases, confidential information and know-how, the protection of which is crucial to the success of our business. We rely on a combination of trademark, trade-secret and copyright laws and confidentiality procedures and contractual provisions to protect our intellectual property rights in our proprietary technology and content. We are pursuing the registration of our trademarks and service marks in the United States. We may, over time, increase our investment in protecting our intellectual property through additional trademark, patent and other intellectual property filings that could be expensive and time-consuming. Effective trademark, trade-secret and copyright protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. These measures, however, may not be sufficient to offer us meaningful protection. If we are unable to protect our intellectual property and other proprietary rights, our competitive position and our business could be harmed, as third parties may be able to commercialize and use technologies and software products that are substantially the same as ours without incurring the development and licensing costs that we have incurred. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed or misappropriated, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or our intellectual property rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide us with competitive advantages, which could result in costly redesign efforts, discontinuance of certain offerings or other competitive harm.

Monitoring unauthorized use of our intellectual property is difficult and costly. From time to time, we seek to analyze our competitors’ products and services, and may in the future seek to enforce our rights against potential infringement. However, the steps we have taken to protect our proprietary rights may not be adequate to prevent infringement or misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully protect our intellectual property rights could result in harm to our ability to compete and reduce demand for our technology and products. Moreover, our failure to develop and properly manage new intellectual property could adversely affect our market positions and business opportunities. Also, some of our products and services rely on technologies and software developed by or licensed from third parties, and we may not be able to maintain our relationships with such third parties or enter into similar relationships in the future on reasonable terms or at all.

We may also be required to protect our proprietary technology and content in an increasing number of jurisdictions, a process that is expensive and may not be successful, or which we may not pursue in every location. In addition, effective intellectual property protection may not be available to us in every country, and the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States. Additional uncertainty may result from changes to intellectual property legislation enacted in the United States and elsewhere, and from interpretations of intellectual property laws by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage. Our failure to obtain, maintain and enforce our intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

The registered or unregistered trademarks or trade names that we own or license may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential partners. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to commercialize our technologies or products in certain relevant countries. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and results of operations.

Our commercial success depends on our ability to develop and commercialize our services and use our proprietary technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results and financial condition to suffer. As the market for healthcare in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our products and technology of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our partners, our licensees or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties. Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. Regardless of whether claims that we are infringing patents or other intellectual property rights have merit, such claims can be time-consuming, divert management’s attention and financial resources and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our products or technology, obtain licenses, modify our services and technology while we develop non-infringing substitutes or incur substantial damages, settlement costs or face a temporary or permanent injunction prohibiting us from marketing or providing the affected products and services. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees or grant cross-licenses to intellectual property rights for our products and services. We may also have to redesign our products or services so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology and products may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology at all, license the technology on reasonable terms or obtain similar technology from another source, our revenue and earnings could be adversely impacted.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. We are not currently subject to any claims from third parties asserting infringement of their intellectual property rights. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Class A common stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.

Our use of “open source” software could adversely affect our ability to offer our services and subject us to possible litigation.

We may use open source software in connection with our products and services. Companies that incorporate open source software into their products have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute software containing open source software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code, which could include valuable proprietary code of the user, on unfavorable terms or at no cost. While we monitor the use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could have a material adverse effect on our business, financial condition and results of operations and could help our competitors develop products and services that are similar to or better than ours.

If we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary information, the value of our technology and products could be adversely affected.

We may not be able to protect our trade secrets, know-how and other proprietary information adequately. Although we use reasonable efforts to protect this proprietary information and technology, our employees, consultants and other parties may unintentionally or willfully disclose our information or technology to competitors. Enforcing a claim that a third party illegally obtained and is using any of our proprietary information or technology is expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets, know-how and other proprietary information. We rely, in part, on non-disclosure, confidentiality and invention assignment agreements with our employees, consultants and other parties to protect our trade secrets, know-how and other intellectual property and proprietary information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how and other proprietary information.

We depend on certain technologies that are licensed to us. We do not control the intellectual property rights covering these technologies and any loss of our rights to these technologies or the rights licensed to us could prevent us from developing and/or commercializing our products.

We are a party to a number of license agreements under which we are granted rights to intellectual property that is important to our business, and we expect that we may need to enter into additional license agreements in the future. We rely on these licenses to use various proprietary technologies that may be material to our business, including without limitation those technologies licensed under an intellectual property and development services license agreement between us and UPMC, or the UPMC IP Agreement, a technology license agreement between us and UPMC, or the UPMC Technology Agreement, and an intellectual property license and data access agreement with The Advisory Board, or The Advisory Board IP Agreement. Under the UPMC IP Agreement, certain of UPMC’s proprietary analytics models and know-how are licensed to us on a non-exclusive basis from UPMC; pursuant to the UPMC Technology Agreement, UPMC’s proprietary technology platform, associated know-how and the Identifi® trademark are licensed to us on an irrevocable, non-exclusive basis from UPMC; in each case, subject to certain ongoing territorial, time and use restrictions. Under The Advisory Board IP Agreement, we hold a license to use a business plan and operating model designed by The Advisory Board, a right to access certain analysis, data and proprietary information of The Advisory Board, we obtain a membership in The Advisory Board’s healthcare industry program, and the right to access key Advisory Board personnel and assistance in our promotion and sales efforts. In addition, upon consummation of the pending acquisition of Valence Health, we will rely on a license agreement to use certain proprietary technology that is material to Valence Health’s business. Our rights to use these technologies and know-how and employ the software claimed in the licensed technologies are subject to the continuation of and our compliance with the terms of those licenses. Our existing license agreements impose, and we expect that future license agreements will impose on us, various exclusivity obligations. If we fail to comply with our obligations under these agreements, the applicable licensor may have the right to terminate our license, in which case we may not be able to develop or commercialize the products or technologies covered by the license.

Disputes may arise between us and our licensors regarding intellectual property rights subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the license agreement;

•	our obligations with respect to the use of the licensed technology in relation to our services and technologies, and which activities satisfy those obligations;

•	whether our activities are in compliance with the restrictions placed upon our rights to use the licensed technology by our licensors; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

If disputes over intellectual property rights that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to obtain equivalent replacement licensing arrangements or to successfully develop and commercialize the affected products and technologies.

The risks described elsewhere pertaining to our intellectual property rights also apply to the intellectual property rights that we license, and any failure by us or our licensors to obtain, maintain and enforce these rights could have a material adverse effect on our business. In some cases, we do not have control over the prosecution, maintenance or enforcement of the intellectual property rights that we license, and may not have sufficient ability to consult and input into the prosecution and maintenance process with respect to such intellectual property, and our licensors may fail to take the steps we feel are necessary or desirable in order to obtain, maintain and enforce the licensed intellectual property rights and, as a result, our ability to retain our competitive advantage with respect to our products and technologies may be materially affected.

Any restrictions on our use of, or ability to license, data, or our failure to license data and integrate third-party technologies, could have a material adverse effect on our business, financial condition and results of operations.

We depend upon licenses from third parties for some of the technology and data used in our applications, and for some of the technology platforms upon which these applications are built and operate, including under the UPMC IP Agreement, the UPMC Technology Agreement and The Advisory Board IP Agreement. We expect that we may need to obtain additional licenses from third parties in the future in connection with the development of our products and services. In addition, we obtain a portion of the data that we use from government entities, public records and from our partners for specific partner engagements. We believe that we have all rights necessary to use the data that is incorporated into our products and services. However, we cannot assure you that our licenses for information will allow us to use that information for all potential or contemplated applications and products. In addition, certain of our products depend on maintaining our data and analytics platform, which is populated with data disclosed to us by our partners with their consent. If these partners revoke their consent for us to maintain, use, de-identify and share this data, consistent with applicable law, our data assets could be degraded.

In the future, data providers could withdraw their data from us or restrict our usage for any reason, including if there is a competitive reason to do so, if legislation is passed restricting the use of the data or if judicial interpretations are issued restricting use of the data that we currently use in our products and services. In addition, data providers could fail to adhere to our quality control standards in the future, causing us to incur additional expense to appropriately utilize the data. If a substantial number of data providers were to withdraw or restrict their data, or if they fail to adhere to our quality control standards, and if we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, our ability to provide products and services to our partners would be materially adversely impacted, which could have a material adverse effect on our business, financial condition and results of operations.

We also integrate into our proprietary applications and use third-party software to maintain and enhance, among other things, content generation and delivery, and to support our technology infrastructure. Some of this software is proprietary and some is open source software. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. These technologies may not be available to us in the future on commercially reasonable terms or at all and could be difficult to replace once integrated into our own proprietary applications. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain, maintain or comply with any of these licenses could delay development until equivalent technology can be identified, licensed and integrated, which would harm our business, financial condition and results of operations.

Most of our third-party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our data suppliers choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions.

Data loss or corruption due to failures or errors in our systems or service disruptions at our data centers may adversely affect our reputation and relationships with existing partners, which could have a negative impact on our business, financial condition and results of operations.

Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. Complex software such as ours may contain errors or failures that are not detected until after the software is introduced or updates and new versions are released. We continually introduce new software and updates and enhancements to our existing software. Despite testing by us, we may discover defects or errors in our software. In addition, we may encounter defects or errors in connection with the integration of software and technology we acquire, such as in our pending acquisition of Valence Health or other future transactions. Any defects or errors could expose us to risk of liability to partners and the government and could cause delays in the introduction of new products and services, result in increased costs and diversion of development resources, require design modifications, decrease market acceptance or partner satisfaction with our products and services or cause harm to our reputation.

Furthermore, our partners might use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our product development efforts, impact our reputation and lead to significant partner relations problems.

Our business is subject to online security risks, and if we are unable to safeguard the security and privacy of confidential data, our reputation and business will be harmed.

Our services involve the collection, storage and analysis of confidential information. In certain cases such information is provided to third parties, for example, to the service providers who provide hosting services for our technology platform, and we may be unable to control the use of such information or the security protections employed by such third parties. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches. Despite our implementation of security measures, techniques used to obtain unauthorized access to information or to sabotage information technology systems change frequently. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any compromise or perceived compromise of our security (or the security of our third-party service providers who have access to confidential information) could damage our reputation and our relationship with our partners, could reduce demand for our products and services and could subject us to significant liability as well as regulatory action. In addition, in the event that new data security laws are implemented, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current processes. Changing our processes could be time consuming and expensive, and failure to timely implement required changes could subject us to liability for non-compliance.

We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our partners, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with partners, adversely affecting our brand and our business.

Our ability to deliver our products and services, particularly our cloud-based solutions, is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. This includes maintenance of a reliable network connection with the necessary speed, data capacity and security for providing reliable Internet access and services and reliable telephone and facsimile services. Our services are designed to operate without interruption in accordance with our service level commitments.

However, we have experienced limited interruptions in these systems in the past, including server failures that temporarily slow down the performance of our services, and we may experience more significant interruptions in the future. We rely on internal systems as well as third-party suppliers, including bandwidth and telecommunications equipment providers, to provide our services. We do not maintain redundant systems or facilities for some of these services. Interruptions in these systems, whether due to system failures, computer viruses, physical or electronic break-ins or other catastrophic events, could affect the security or availability of our services and prevent or inhibit the ability of our partners to access our services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could result in substantial costs to remedy those problems or negatively impact our relationship with our partners, our business, results of operations and financial condition. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss and other natural disasters;
•	telecommunications failures;
•	software and hardware errors, failures and crashes;
•	security breaches, computer viruses and similar disruptive problems; and
•	other potential interruptions.

Any disruption in the network access, telecommunications or co-location services provided by third-party providers or any failure of or by third-party providers’ systems or our own systems to handle current or higher volume of use could significantly harm our business. We exercise limited control over our third-party suppliers, which increases our vulnerability to problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with partners and adversely affect our business and could expose us to third-party liabilities. Although we maintain insurance for our business, the coverage under our policies may not be adequate to compensate us for all losses that may occur. In addition, we cannot provide assurance that we will continue to be able to obtain adequate insurance coverage at an acceptable cost.

The reliability and performance of our Internet connection may be harmed by increased usage or by denial-of-service attacks. The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the availability of the Internet to us for delivery of our Internet-based services.

We rely on third-party vendors to host and maintain our technology platform.

We rely on third-party vendors to host and maintain our technology platform, including Identifi®. Our ability to offer our services and operate our business is therefore dependent on maintaining our relationships with third-party vendors and entering into new relationships to meet the changing needs of our business. Any deterioration in our relationships with such vendors or our failure to enter into agreements with vendors in the future could harm our business, results of operations and financial condition. Despite precautions taken at our vendors’ facilities, the occurrence of a natural disaster, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our service. These service interruption events could cause our platform to be unavailable to our partners and impair our ability to deliver services and to manage our relationships with new and existing partners, which in turn could materially affect our results of operations.

If our vendors are unable or unwilling to provide the services necessary to support our business, or if our agreements with such vendors are terminated, our operations could be significantly disrupted. Two of our vendor agreements may be unilaterally terminated by the licensor for convenience, and if such agreements are terminated, we may not be able to enter into similar relationships in the future on reasonable terms or at all. We may also incur substantial costs, delays and disruptions to our business in transitioning such services to ourselves or other third-party vendors. In addition, third-party vendors may not be able to provide the services required in order to meet the changing needs of our business.

We depend on our senior management team, and the loss of one or more of our executive officers or key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.

In addition, competition for qualified management in our industry is intense. Many of the companies with which we compete for management personnel have greater financial and other resources than we do. We have not entered into employment agreements with our executive officers. All of our employees are “at-will” employees, and their employment can be terminated by us or them at any time, for any reason and without notice and without the payment of any severance. The departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to hire other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individual, or that a replacement could be hired on terms that are favorable to us. In addition, volatility or lack of performance in our stock price may affect our ability to attract replacements should key personnel depart. If we are not able to retain any of our key management personnel, our business could be harmed.

We have recorded a significant amount of goodwill, and we may never realize the full value of our intangible assets, causing us to record impairments that may negatively affect our results of operations.

Our total assets include substantial goodwill. At June 30, 2016, we had $459.7 million of goodwill on our Consolidated Balance Sheet associated with the offering reorganization. Goodwill represents the excess of the purchase price, plus the fair value of any non-controlling interests in the acquiree, over the fair value of identifiable net assets acquired. Goodwill is not amortized, but is reviewed at least annually for indications of impairment, with consideration given to financial performance and other relevant factors. In the first quarter of 2016, we recorded an impairment charge of $160.6 million on our Consolidated Statements of Operations.

While our annual goodwill impairment test is conducted at October 31, we have processes to monitor for interim triggering events. Under GAAP, we review our goodwill for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill may not be recoverable include macroeconomic conditions, industry and market considerations, our overall financial performance including an analysis of our current and projected cash flows, revenue and earnings, a sustained decrease in our share price and other relevant entity-specific events including changes in strategy, customers or litigation.

Subsequent to our 2015 annual impairment testing in the fourth quarter of 2015, our common stock price declined significantly, reaching our historic low in the first quarter of 2016. During the three months ended March 31, 2016, our common stock traded between $8.48 and $12.32, or an average common stock price of $10.33 compared to an average common stock price of $19.51 and $14.73 during the three month periods ended September 30, 2015, and December 31, 2015, respectively. A sustained decline in our common stock price and the resulting impact on our market capitalization is one of several qualitative factors we consider each quarter when evaluating whether events or changes in circumstances indicate it is more likely than not that a potential goodwill impairment exists. We concluded that the further decline in common stock price observed during the first quarter of 2016 did represent a sustained decline and that triggering events occurred during this period requiring an interim goodwill impairment test as of March 31, 2016, ultimately resulting in an impairment charge of $160.6 million. A detailed discussion of our impairment testing is included in “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

We may be required to recognize additional impairments in the future as a result of market conditions or other factors related to our performance, including changes in our forecasted results, investment strategy or interest rates. Any further impairment charges that we may record in the future could be material to our results of operations.

We may need to obtain additional financing which may not be available or, if it is available, may result in a reduction in the ownership of our stockholders.

We may need to raise additional funds in order to:

•	finance unanticipated working capital requirements;
•	develop or enhance our technological infrastructure and our existing products and services;
•	fund strategic relationships, including joint ventures and co-investments;
•	fund additional implementation engagements;
•	respond to competitive pressures; and
•	acquire complementary businesses, technologies, products or services.

Additional financing may not be available on terms favorable to us, or at all. If adequate funds are unavailable or are unavailable on acceptable terms, our ability to fund our expansion strategy, take advantage of unanticipated opportunities, develop or enhance technology or services or otherwise respond to competitive pressures could be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the ownership of our then-existing stockholders may be reduced, and holders of these securities may have rights, preferences or privileges senior to those of our then-existing stockholders. In addition, any indebtedness we incur and restrictive covenants contained in the agreements related thereto could:

•	make it difficult for us to satisfy our obligations, including interest payments on any debt obligations;

•	limit our ability to obtain additional financing to operate our business;

•	require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing our ability to use our cash flow to fund capital expenditures and working capital and other general operational requirements;

•	limit our flexibility to plan for and react to changes in our business and the healthcare industry;

•	place us at a competitive disadvantage relative to our competitors;

•	limit our ability to pursue acquisitions; and

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates or a downturn in our business or the economy.

The occurrence of any one of these events could cause a significant decrease in our liquidity and impair our ability to pay amounts due on any indebtedness, and could have a material adverse effect on our business, financial condition and results of operations.

We have experienced net losses in the past and we may not achieve profitability in the future.

We have incurred significant net losses in the past and we anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to invest to grow our business and build relationships with partners, develop our platform, develop new solutions and comply with being a public company. These efforts may prove to be more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. In addition, to the extent we are successful in increasing our partner base, we could incur increased losses because significant costs associated with entering into partner agreements are generally incurred up front, while revenue under certain of our partner agreements is generally recognized each period in proportion to the amount of the contract completed during that period. As a result, we may need to raise additional capital through equity and debt financings in order to fund our operations. We may also fail to improve the gross margins of our business. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a public company, we are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements is time-consuming and will continue to result in increased costs to us and could have a negative effect on our business, financial condition and results of operations. As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we may need to commit significant resources, hire additional staff and provide additional management oversight. We have been and will be continuing to implement additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth as a public company also requires us to commit additional management, operational and financial resources to identify new professionals to join our company and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

As an “emerging growth company” as defined in the JOBS Act, we are taking, and may continue to take, advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, a delay in the timeframe required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may continue to incur as a result of becoming a public company or the timing of such costs.

Our adjusted results may not be representative of our future performance.

In preparing the adjusted results included in “Part II—Item 7. Management’s Discussion and Analysis Condition and Results of Operation” of our 2015 10-K, we have made adjustments to our historical financial information to reflect the offering reorganization as if it had occurred on the first day of the relevant period and we have adjusted the results to exclude the impact of purchase accounting adjustments, stock-based compensation expenses and transaction expenses related to the offering reorganization and IPO. These adjusted measures do not represent and should not be considered as alternatives to GAAP measurements, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. See “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” of our 2015 10-K for additional information.

We may become subject to litigation, which could have a material adverse effect on our business, financial condition and results of operations.

We may become subject to litigation in the future. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which we are not, or cannot be, insured against. We generally intend to defend ourselves vigorously; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having a material adverse effect on our business, financial condition, results of operations, cash flow and per share trading price of our Class A common stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and adversely impact our ability to attract directors and officers.

Risks relating to our structure

We are a holding company and our only material asset is our interest in Evolent Health LLC and, accordingly, we are dependent upon distributions from Evolent Health LLC to pay taxes and other expenses.

We are a holding company and have no material assets other than our ownership of Class A common units of Evolent Health LLC. We have no independent means of generating revenue. Evolent Health LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not itself subject to U.S. federal income tax. Instead, its net taxable income is generally allocated to its members, including us, pro rata according to the number of common units each member owns. Accordingly, we incur income taxes on our allocable share of any net taxable income of Evolent Health LLC and also incur expenses related to our operations. We intend to continue to cause Evolent Health LLC to distribute cash to its members, including us, in an amount sufficient to cover all of our tax liabilities and dividends, if any, declared by us, as well as any payments due under the TRA, as described in “Part II—Item 8. Financial Statements and Supplementary Data—Note 11—Tax Receivables Agreement” of our 2015 10-K. To the extent that we need funds to pay our tax or other liabilities or to fund our operations, and Evolent Health LLC is restricted from making distributions to us under applicable agreements, laws or regulations or does not have sufficient cash to make these distributions, we may have to borrow funds to meet these obligations and operate our business, and our liquidity and financial condition could be materially adversely affected. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid.

We are required to pay certain of our pre-IPO investors for certain tax benefits we may claim in the future, and these amounts are expected to be material.

1,691,222 of the Class B common units held upon completion of the offering reorganization are expected to be exchanged (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock in the Concurrent Exchange expected to close immediately prior to this offering, and up to 322,798 Class B common units (together with an equal number of shares of our Class B common stock) may be exchanged in connection with the underwriters’ option to purchase additional shares of Class A common stock. The remaining 15,510,576 Class B units may be exchanged (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock in the future. The exchanges may result in increases in the tax basis of the assets of Evolent Health LLC that otherwise would not have been available. In addition, we expect that certain net operating loss (“NOLs”) will be available to us as a result of the transactions as described in “Tax Receivables Agreement” in “Part II—Item 8. Financial Statements and Supplementary Data—Note 11” of our 2015 10-K. These increases in tax basis and NOLs may reduce the amount of tax that we would otherwise be required to pay in the future, although the Internal Revenue Service (“IRS”), may challenge all or a part of the tax basis increases and NOLs, and a court could sustain such a challenge.

We have entered into the TRA related to the tax basis step-up of the assets of Evolent Health LLC and certain NOLs of the former members of Evolent Health LLC, with the holders of Class B common units and certain of our other investors (the “TRA Holders”). Pursuant to the TRA, we will pay the TRA Holders 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax that we realize as a result of increases in tax basis resulting from our exchanges of Class B common units (calculated assuming that any post-IPO transfer of Class B common units (other than the exchanges) had not occurred) as well as certain other benefits attributable to payments under the TRA itself. As a result of the tax basis step-up of the assets of Evolent Health LLC in connection with the Concurrent Exchange and further exchanges if the underwriters exercise their option to purchase additional shares of Class A common stock in full, we may be required to pay up to approximately $19.3 million under the TRA.

The TRA also requires us to pay 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax that we realize as a result of the utilization of the NOLs of Evolent Health Holdings and an affiliate of TPG attributable to periods prior to our IPO and the deduction of any imputed interest attributable to our payment obligations under the TRA.

The payments that we make under the TRA could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of the date of the offering reorganization, if all of the Class B common units (including the units exchanged in the Concurrent Exchange and the units exchanged in connection with an exercise in full by the underwriters of their option to purchase additional shares of Class A common stock) were acquired by us in taxable transactions at the time of the closing of this offering for a price of $24.94 per Class B common unit (the last reported sale price on September 2, 2016) , we estimate that the total amount that we would be required to pay under the TRA could be approximately $202.1 million. This estimated amount includes approximately $26.8 million of potential future payments under the TRA related to the future utilization of the pre-IPO NOLs described above. The actual amounts may be materially greater than these hypothetical amounts as potential future payments will vary depending on a number of factors, including the timing of further exchanges, the price of our Class A common stock at the time of the exchanges, the amount, character and timing of our income and the tax rates then applicable. Payments under the TRA are not conditioned on our existing investors’ continued ownership of any of our equity after this offering.

We will not be reimbursed for any payments made under the TRA in the event that any tax benefits are disallowed.

If the IRS successfully challenges the tax basis increases or the existence or amount of the NOLs at any point in the future after payments are made under the TRA, we will not be reimbursed for any payments made under the TRA (although future payments under the TRA, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the IRS). As a result, in certain circumstances, we could be required to make payments under the TRA in excess of our cash tax savings.

We may not be able to realize all or a portion of the tax benefits that are currently expected to result from the exchanges of Class B common units for our Class A common stock in this offering or in the future, the utilization of certain tax attributes previously held by Evolent Health Holdings and an affiliate of TPG and from payments made under the TRA.

Our ability to realize the tax benefits that we currently expect to be available as a result of the increases in tax basis created by any exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for our Class A common stock and by the payments made pursuant to the TRA, and our ability to utilize the pre-IPO NOLs of Evolent Health Holdings and an affiliate of TPG and the interest deductions imputed under the TRA all depend on a number of assumptions, including that we earn sufficient taxable income each year during the period over which such deductions are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income were insufficient or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders’ equity could be negatively affected. Please refer to the discussion of in “Part II—Item 8. Financial Statements and Supplementary Data—Note 11—Tax Receivables Agreement” of our 2015 10-K for additional information.

In certain circumstances, Evolent Health LLC will be required to make distributions to us and the other members of Evolent Health LLC and the distributions that Evolent Health LLC will be required to make may be substantial.

Evolent Health LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income is allocated to its members, including us. We intend to cause Evolent Health LLC to make pro rata cash distributions, or tax distributions, to its members in an amount sufficient to allow each member to pay taxes on such member’s allocable share of the net taxable income of Evolent Health LLC. Funds used by Evolent Health LLC to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, these tax distributions may be substantial, and will likely exceed (as a percentage of Evolent Health LLC’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. As a result of the potential differences in the amount of net taxable income allocable to us and the Class B common unit holders, it is possible that we will receive distributions significantly in excess of our tax liabilities and obligations to make payments under the TRA. To the extent we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Evolent Health LLC, the Class B common unit holders would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their Class B common units in Evolent Health LLC (including any exchange upon an acquisition of us). See “Matters regarding our Class A common stock—Dividend policy” for a discussion of our dividend policy.

In certain cases, payments by us under the TRA may be accelerated or significantly exceed the tax benefits we realize in respect of the tax attributes subject to the TRA.

The TRA provides that upon certain changes of control, or if, at any time, we elect an early termination of the TRA or are in material breach of our obligations under the TRA, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to the holders of Class B common units, the former stockholders of Evolent Health Holdings and the former stockholders of an affiliate of TPG. Such payment would be based on certain valuation assumptions and deemed events set forth in the TRA, including the assumption that we have sufficient taxable income to fully utilize such tax benefits. The benefits would be payable even though, in certain circumstances, no Class B common units are actually exchanged and no NOLs are actually used at the time of the accelerated payment under the TRA, thereby resulting in no corresponding tax basis step up at the time of such accelerated payment under the TRA. Accordingly, payments under the TRA may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the TRA. In these situations, our obligations under the TRA could have a substantial negative impact on our liquidity. We may not be able to finance our obligations under the TRA and any indebtedness we incur may limit our subsidiaries’ ability to make distributions to us to pay these obligations. In addition, our obligations under the TRA could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control that could be in the best interests of holders of our Class A common stock.

Different interests among our investors or between our investors and us, including with respect to related party transactions, could prevent us from achieving our business goals.

Until one year following the date that we are no longer a “controlled company” under the NYSE rules, we expect that a majority of our board of directors will include directors who are affiliated with entities that may have commercial relationships with us. Certain of our pre-IPO investors could have business interests that conflict with those of the other investors, which may make it difficult for us to pursue strategic initiatives that require consensus among our owners.

Our relationship with our pre-IPO investors, who owned 55.1% of our Class A common stock, 100% of our Class B common stock and a 29.1% economic interest in Evolent Health LLC, as of June 30, 2016 (and are expected to own 42.3% of our Class A common stock, 100% of our Class B common stock and a 26.2% economic interest in Evolent Health LLC after giving effect to the offering and the Concurrent Exchange, or own 40.3% of our Class A common stock, 100% of our Class B common stock and a 25.7% economic interest in Evolent Health LLC, assuming exercise of the underwriters’ option to purchase additional shares of Class A common stock), could create conflicts of interest among our investors, or between our investors and us, in a number of areas relating to our past and ongoing relationships. For example, certain of our products and services compete (or may compete in the future) with various products and services of our investors. In addition, our pre-IPO investors may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the TRA, and whether and when Evolent Health, Inc. should terminate the TRA and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration these pre-IPO investors’ tax or other considerations even where no similar benefit would accrue to us. Except as set forth in the TRA and the stockholders’ agreement that we entered into with our pre-IPO investors at the time of our IPO, which we refer to as the stockholders’ agreement, there are not any formal dispute resolution procedures in place to resolve conflicts between us and our pre-IPO investors or among our pre-IPO investors. We may not be able to resolve any potential conflicts between us and a pre-IPO investor and, even if we do, the resolution may be less favorable to us than if we were negotiating with an unaffiliated party.

The agreements between us and certain of our pre-IPO investors were made in the context of an affiliated relationship and may contain different terms than comparable agreements with unaffiliated third parties.

The contractual agreements that we have with certain of our pre-IPO investors were negotiated in the context of an affiliated relationship in which representatives of such pre-IPO investors and their affiliates comprised a significant portion of our board of directors. As a result, the financial provisions, and the other terms of these agreements, such as covenants, contractual obligations on our part and on the part of such pre-IPO investors and termination and default provisions may be less favorable to us than terms that we might have obtained in negotiations with unaffiliated third parties in similar circumstances, which could have a material adverse effect on our business, financial condition and results of operations.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, we are exempt from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Certain investors who are party to a stockholders’ agreement own a majority of the voting power of our outstanding common stock. Accordingly, we are a “controlled company” under the NYSE rules. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of listing of our Class A common stock:

•	we have a board that is composed of a majority of “independent directors” as defined under the NYSE rules; and

•	we have a compensation committee and a nominating and corporate governance committee that are composed of independent directors.

We are taking advantage of these exemptions. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the NYSE’s corporate governance requirements.

Risks relating to ownership of our Class A common stock

We expect that our stock price will be volatile and may fluctuate or decline significantly.

The trading price of our Class A common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market in general, or in our industry in particular;
•	actual or anticipated fluctuations in our quarterly financial reports and results of operations;
•	our ability to satisfy our ongoing capital needs and unanticipated cash requirements;
•	indebtedness incurred in the future;
•	introduction of new products and services by us or our competitors;
•	issuance of new or changed securities analysts’ reports or recommendations;
•	sales of large blocks of our stock;
•	additions or departures of key personnel;
•	regulatory developments;
•	litigation and governmental investigations; and
•	economic and political conditions or events.

These and other factors may cause the market price and demand for our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

The trading market for our Class A common stock will also be influenced by the research and reports that industry or securities analysts publish about us or our business. As a new public company, if one or more of the analysts who cover us downgrades our stock, or if our results of operations do not meet their expectations, our stock price could decline.

The market price of our Class A common stock could decline as a result of this offering or if a substantial number of shares become available for sale and are sold in a short period of time in the future.

If our existing stockholders sell substantial amounts of our Class A common stock in the public market, the market price of our Class A common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of Class A common stock could also depress our market price. As of August 31, 2016, there were 42,789,816 shares of Class A common stock outstanding. In addition, 1,697,450 options that are held by our employees are currently exercisable or will be exercisable in 2016. Certain of our executive officers, directors and employees are subject to the holding period requirements of Rule 144. After the holding periods have elapsed and, in the case of restricted stock, after the shares have vested, additional shares will be eligible for sale in the public market. The market price of shares of our Class A common stock may drop significantly when the restrictions on resale by our existing stockholders lapse.

In connection with the pending acquisition of Valence Health, we expect to issue 5.29 million to 5.84 million shares of our Class A common stock upon consummation of the acquisition and up to 3.84 million shares of Class A common stock may be issued under an earn-out in transaction exempt from registration under the Securities Act. See “Our company—Recent development—Pending acquisition of Valence Health, Inc.” for additional information. The market price of shares of our Class A common stock may drop significantly as a result of the consummation of the acquisition.

A decline in the price of shares of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of our Class A common stock or other equity securities.

The market price of our Class A common stock could decline due to the large number of shares of Class A common stock eligible for sale upon the exchange of Class B common units in this offering or in the future .

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock eligible upon the exchange of Class B common units (together with an equal number of shares of our Class B common stock) in this offering, in future sale, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, may also make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

As of August 31, 2016, 42,789,816 shares of our Class A common stock and 17,524,596 Class B common units were outstanding. After giving effect to this offering, 44,510,479 shares of our Class A common stock and 15,833,374 Class B common units will be outstanding, or 44,833,277 shares of our Class A common stock and 15,510,576 Class B common units, assuming exercise of the underwriters’ option to purchase additional shares of Class A common stock. Each Class B common unit, together with one share of our Class B common stock, are exchangeable for one share of Class A common stock. Pursuant to our registration rights agreement, we have granted registration rights to the holders of the Class B common units with respect to their shares of Class A common stock delivered in exchange for their Class B common units, as well as certain other holders of our Class A common stock. See “Certain Contractual Arrangements with Stockholders—Third amended and restated operating agreement of Evolent Health LLC—Issuance of common units and—Exchange agreement” in the accompanying prospectus for additional information.

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated by-laws and certain of our contracts may deter third parties from acquiring us.

Among other things, our amended and restated certificate of incorporation and our amended and restated by-laws:

•	divides our board of directors into three staggered classes of directors that are each elected to three-year terms;

•	prohibits stockholder action by written consent after the date on which TPG, The Advisory Board and UPMC cease to collectively own at least a majority in voting power of shares of our common stock;

•	authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive;

•	prohibits cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	provides that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board, the chief executive officer or, so long as TPG, The Advisory Board and UPMC collectively own at least a majority in voting power of shares of our common stock, any such stockholder, subject to certain limitations;

•	requires advance notice to be given by stockholders for any stockholder proposals or director nominees;

•	after the date on which TPG, The Advisory Board and UPMC cease to collectively own at least a majority in voting power of shares of our common stock, requires the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock to amend certain provisions of our amended and restated certificate of incorporation and any provision of our amended and restated by-laws; and

•	after the date on which TPG, The Advisory Board and UPMC cease to collectively own at least a majority in voting power of shares of our common stock, requires the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock to remove directors and only for cause.

In addition, Section 203 of the General Corporation Law of the State of Delaware (“DGCL”) may affect the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder.” We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL. Nevertheless, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that they will provide that each of TPG, UPMC and The Advisory Board and their transferees will not be deemed to be “interested stockholders,” and accordingly are not subject to such restrictions.

These and other provisions could have the effect of discouraging, delaying or preventing a transaction involving a change in control of our company or could make it more difficult for stockholders to elect directors of their choosing or to cause us to take other corporate actions that they desire. Provisions in certain of our contracts may also deter third parties from acquiring us. For example, under the UPMC IP Agreement, Evolent Health LLC’s license to certain intellectual property of UPMC would cease if we are acquired by certain specified acquirers. In addition, our contracts with certain partners would terminate if we are acquired by certain competitors or if UPMC ceases to be a subcontractor of our data and technology services.

Our amended and restated certificate of incorporation and stockholders’ agreement contain provisions renouncing our interest and expectation to participate in certain corporate opportunities identified by or presented to certain of our pre-IPO investors.

Each of TPG, The Advisory Board and UPMC and their respective affiliates may engage in activities similar to ours or lines of business or have an interest in the same areas of corporate opportunities as we do. Our amended and restated certificate of incorporation and stockholders’ agreement provide that such stockholders and their respective affiliates do not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers or vendors. In the event that TPG, The Advisory Board or UPMC or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity for us, they have no duty to communicate or offer such corporate opportunity to us. Our amended and restated certificate of incorporation and stockholders’ agreement also provide that, to the fullest extent permitted by law, none of such stockholders or their respective affiliates will be liable to us, for breach of any fiduciary duty or otherwise, by reason of the fact that any such stockholder or any of its affiliates directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to us, and we have waived and renounced any claim that such business opportunity constituted a corporate opportunity that should have been presented to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive business opportunities are allocated by TPG, The Advisory Board or UPMC to themselves or their respective affiliates instead of to us.

Our amended and restated certificate of incorporation designates courts in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated by-laws, (d) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or by-laws or (e) any other action asserting a claim against us that is governed by the internal affairs doctrine. We refer to each of these proceedings as a covered proceeding. In addition, our amended and restated certificate of incorporation provides that if any action the subject matter of which is a covered proceeding is filed in a court other than the specified Delaware courts without the approval of our board of directors, which we refer to as a foreign action, the claiming party will be deemed to have consented to (1) the personal jurisdiction of the specified Delaware courts in connection with any action brought in any such courts to enforce the exclusive forum provision described above and (2) having service of process made upon such claiming party in any such enforcement action by service upon such claiming party’s counsel in the foreign action as agent for such claiming party. Our amended and restated certificate of incorporation also provides that, except to the extent prohibited by the DGCL, in the event that a claiming party initiates, asserts, joins, offers substantial assistance to or has a direct financial interest in any foreign action without the prior approval of our board of directors, each such claiming party will be obligated jointly and severally to reimburse us and any officer, director or other employee made a party to such proceeding for all fees, costs and expenses of every kind and description (including, but not limited to, all attorneys’ fees and other litigation expenses) that the parties may incur in connection with such foreign action. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these provisions. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

We do not anticipate paying any cash dividends in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future to fund the development and growth of our business. We do not intend to pay any dividends to holders of our Class A common stock. As a result, capital appreciation in the price of our Class A common stock, if any, will be your only source of gain on an investment in our Class A common stock. See “Matters regarding our Class A common stock—Dividend policy” for a discussion of our dividend policy.

In preparation of our IPO, we identified a material weakness in our internal control over financial reporting, and if we are unable to remedy our material weakness, or if we fail to establish and maintain effective internal controls, we may be unable to produce timely and accurate financial statements, and we may conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

Prior to the completion of our IPO, we were a private company and had limited accounting personnel to fully execute our accounting processes and address our internal control over financial reporting. Upon becoming a publicly-traded company, we became required to comply with the SEC’s rules implementing Section 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. We will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Pursuant to the JOBS Act, our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until the earlier of (1) the year in which our public float exceeds $700 million as of June 30 of the respective year or (2) December 31, 2020.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. During the course of preparing for our IPO, we determined that we had a material weakness in the design and operating effectiveness of our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness that we identified was that we did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge, experience and training to address accounting for complex, non-routine transactions.

We are currently in the process of remediating the material weakness and have taken numerous steps that we believe have addressed certain underlying causes of the material weakness, primarily through the hiring of additional accounting and finance personnel with technical accounting and financial reporting experience, enhancing our training programs within our accounting and finance department and enhancing our internal review procedures during the financial statement close process. This initiative will place significant demands on our financial and operational resources, as well as our IT systems. Our current efforts to design and implement an effective control environment may not be sufficient to remediate or prevent future material weaknesses or significant deficiencies from occurring. During the course of the design and implementation, we may identify additional control deficiencies, which could give rise to other material weaknesses, in addition to the material weakness described above. The material weakness described above or any newly identified material weakness could result in a misstatement of our financial statements or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected. A control system, no matter how well designed and operated, can provide only reasonable assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and all instances of fraud will be detected. If we fail to effectively remediate deficiencies in our control environment, if we identify future material weaknesses in our internal controls over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. In addition, if we are unable to assert that our internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected. We also could become subject to investigations by the NYSE, the SEC or other regulatory authorities.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are taking and intend to continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. During the course of preparing for our IPO, we concluded that we had a material weakness in the design and operating effectiveness of our internal control over financial reporting. We also are taking and intend to continue to take advantage of reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, which may make it more difficult for investors and securities analysts to evaluate our company, and exemptions from the requirement of holding advisory “say on pay” votes on executive compensation and advisory votes on golden parachute compensation. We cannot predict if investors will find our Class A common stock less attractive if we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be up to five years.

Our business and stock price may suffer as a result of our lack of public company operating experience.

Prior to our listing in 2015, we were a privately-held company since we began operations in 2011. Our lack of public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy, either as a result of our inability to effectively manage our business in a public company environment or for any other reason, our prospects, financial condition, results of operations and stock price may be harmed.

Use of proceeds

All of the shares of our Class A common stock offered by this prospectus supplement will be sold by the selling stockholders named in the section entitled “Selling Stockholders.” We will not receive any cash proceeds from any resale of our Class A common stock by the selling stockholders.

Matters regarding our Class A common stock

Market price of Class A common stock

Our Class A common stock has been publicly traded on the NYSE under the ticker symbol “EVH” since June 5, 2015. Prior to that date, there was no public trading market for our Class A common stock. The following table sets forth, for the periods indicated, the high and low prices of our Class A common stock on the NYSE.

	Price range of common stock
	High	Low

Fiscal Year ended December 31, 2016
Third Quarter (through September 2, 2016)	$26.84	$17.94
Second Quarter	$19.22	$9.78
First Quarter	$12.80	$8.14

Fiscal Year ended December 31, 2015
Fourth Quarter	$17.37	$11.86
Third Quarter	$23.15	$15.35
Second Quarter (from June 5, 2015)	$19.93	$17.54

On September 2, 2016, the last reported sale price of our Class A common stock on the NYSE was $24.94 per share. As of August 31, 2016, we had 9 holders of record of our Class A common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. As of August 31, 2016, there were 42,789,816 shares of our Class A common stock outstanding. See “Description of Capital Stock” in the accompanying prospectus for additional information.

Dividend policy

We have not paid any dividends since our IPO. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. However, we will be required to pay cash dividends out of our future earnings to the extent that cash distributions from Evolent Health LLC are materially in excess of our assumed tax liability and our obligations under the TRA. The declaration and payment of all other future dividends to holders of our Class A common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements and any debt agreements we are then party to, and other factors our board of directors deems relevant. See “Risk factors—Risks relating to our structure—We are a holding company and our only material asset is our interest in Evolent Health LLC and, accordingly, we are dependent upon distributions from Evolent Health LLC to pay taxes and other expenses.”

Transfer agent and registrar

The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC.

Selling stockholders

This prospectus supplement relates to the resale of 7,000,000 shares of our Class A common stock by the selling stockholders named below.

In connection with this offering, TPG and Ptolemy expect to exchange 1,527,202 and 164,020 Class B common units (together with an equal number of shares of our Class B common stock), respectively, for shares of our Class A common stock on a one-for-one basis in the Concurrent Exchange, and up to an additional 295,888 and 26,910 Class B common units (together with an equal number of shares of our Class B common stock), respectively, if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full. The Concurrent Exchange is expected to close immediately prior to the closing of this offering. See “Certain Contractual Arrangements with Stockholders—Third amended and restated operating agreement of Evolent Health LLC—Exchange agreement” in the accompanying prospectus regarding the exchange agreement.

The following tables set forth, as of August 31, 2016, information with respect to (i) the beneficial ownership of each selling stockholder with respect to shares of our Class A common stock and Class B common stock prior to the Concurrent Exchange and this offering, (ii) the number of shares of our Class B common units (together with an equal number of shares of our Class B common stock) each selling stockholder expects to exchange in the Concurrent Exchange, (iii) the number of shares of our Class A common stock being offered hereby by each selling stockholder and (iv) the number of shares of Class A common stock and Class B common stock to be beneficially owned by each selling stockholder after the completion of the Concurrent Exchange and this offering, without giving effect to the underwriters’ option to purchase additional shares of Class A common stock and with full exercise of the underwriters’ option to purchase additional shares of Class A common stock.

The amounts and percentages of shares of Class A common stock and Class B common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

For information about certain relationships between us and the selling stockholders, see “Certain Contractual Arrangements with Stockholders” in the accompanying prospectus, “Certain Relationships and Related Party Transactions” in our 2015 proxy and “Part I—Item 1. Business—Executive Officers of the Registrant” of our 2015 10-K.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each selling stockholder listed below has sole voting and investment power with respect to the indicated shares of our Class A common stock and Class B common stock. Information in the tables below with respect to beneficial ownership has been furnished by each of the selling stockholders.

Selling stockholder	Prior to the Concurrent Exchange and the offering				Without underwriters’ purchase option
	Shares of Class A common stock beneficially owned		Shares of Class B common stock beneficially owned		Total number of shares of Class B common stock and Class B common units being exchanged	Total number of shares of Class A common stock being offered(3)	After the Concurrent Exchange and the offering
							Shares of Class A common stock beneficially owned		Shares of Class B common stock beneficially owned
	Shares	Percent(1)	Shares	Percent(2)	Shares	Shares	Shares	Percent(1)	Shares	Percent(2)
UPMC(4)	14,726,172	34.4%	—	—	—	2,296,286	12,429,886	27.9%	—	—
TPG(5)	2,384,636	5.6%	11,289,668	64.4%	1,527,202	2,132,267	1,779,571	4.0%	9,762,466	61.7%
The Advisory Board(6)	6,382,408	14.9%	5,208,688	29.7%	—	1,807,427	4,574,981	10.3%	5,208,688	32.9%
Ptolemy Capital, LLC(7)	25,628	*	1,026,240	5.9%	164,020	164,020	25,628	*	862,220	5.4%
Frank Williams	1,556,280	3.6%	—	—	—	234,716	1,321,564	3.0%	—	—
Seth Blackley	1,037,520	2.4%	—	—	—	156,494	881,026	2.0%	—	—
Nicholas McGrane	136,495	*	—	—	—	19,791	116,704	*	—	—
Tom Peterson	450,450	1.1%	—	—	—	67,972	382,478	*	—	—
Chad Pomeroy	341,550	*	—	—	—	51,501	290,049	*	—	—
Dave Thornton	113,850	*	—	—	—	17,167	96,683	*	—	—
Jonathan Weinberg	76,245	*	—	—	—	9,650	66,595	*	—	—
Steven Wigginton	405,452	*	—	—	—	42,709	362,743	*	—	—
TOTAL	27,636,685	64.6%	17,524,596	100%	1,691,222	7,000,000	22,327,907	50.3%	15,833,374	100%

Selling stockholder	Prior to the Concurrent Exchange and the offering				With full exercise of underwriters’ purchase option
	Shares of Class A common stock beneficially owned		Shares of Class B common stock beneficially owned		Total number of shares of Class B common stock and Class B common units being exchanged	Total number of shares of Class A common stock being offered(3)	After the Concurrent Exchange and the offering
							Shares of Class A common stock beneficially owned		Shares of Class B common stock beneficially owned
	Shares	Percent(1)	Shares	Percent(2)	Shares	Shares	Shares	Percent(1)	Shares	Percent(2)
UPMC(4)	14,726,172	34.4%	—	—	—	2,673,020	12,053,152	26.9%	—	—
TPG(5)	2,384,636	5.6%	11,289,668	64.4%	1,823,090	2,482,092	1,725,634	3.8%	9,466,578	61.0%
The Advisory Board(6)	6,382,408	14.9%	5,208,688	29.7%	—	2,103,958	4,278,450	9.5%	5,208,688	33.6%
Ptolemy Capital, LLC(7)	25,628	*	1,026,240	5.9%	190,930	190,930	25,628	*	835,310	5.4%
Frank Williams	1,556,280	3.6%	—	—	—	234,716	1,321,564	2.9%	—	—
Seth Blackley	1,037,520	2.4%	—	—	—	156,494	881,026	2.0%	—	—
Nicholas McGrane	136,495	*	—	—	—	19,791	116,704	*	—	—
Tom Peterson	450,450	1.1%	—	—	—	67,972	382,478	*	—	—
Chad Pomeroy	341,550	*	—	—	—	51,501	290,049	*	—	—
Dave Thornton	113,850	*	—	—	—	17,167	96,683	*	—	—
Jonathan Weinberg	76,245	*	—	—	—	9,650	66,595	*	—	—
Steven Wigginton	405,452	*	—	—	—	42,709	362,743	*	—	—
TOTAL	27,636,685	64.6%	17,524,596	100%	2,014,020	8,050,000	21,600,705	48.1%	15,510,576	100%

*	Represents less than 1.0%.

(1)	Based on 42,789,816 shares of our Class A common stock outstanding as of August 31, 2016.

(2)	Based on 17,524,596 shares of our Class B common stock outstanding as of August 31, 2016.

(3)	Includes shares of Class A common stock issuable upon the Concurrent Exchange and upon any exchange of Class B common units (together with an equal number of shares of our Class B common stock) in connection with the exercise of the underwriters’ option to purchase additional shares of Class A common stock, if any.

(4)	The board of directors of UPMC has voting and dispositive power over the shares of Class A common stock held by UPMC. The members of such board of directors disclaim beneficial ownership with respect to such shares. The address of UPMC is UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(5)	The numbers represented as prior to the Concurrent Exchange and the offering include (i) 2,108,328 shares of Class A common stock held by TPG Growth II BDH, L.P., a Delaware limited partnership (“TPG Growth II BDH”), (ii) 276,308 shares of Class A common stock held by TPG Eagle Holdings, L.P., a Delaware limited partnership (“TPG Eagle” and, together with TPG Growth II BDH, the “TPG Funds”) and (iii) 11,289,668 shares of Class B common stock held by TPG Eagle prior to the Concurrent Exchange and this offering. The general partner of each of the TPG Funds is TPG Growth II Advisors, Inc., a Delaware corporation. David Bonderman and James G. Coulter are sole shareholders of TPG Growth II Advisors, Inc. and therefore may be deemed to share voting and dispositive power with respect to, and be the beneficial owners of, the shares of common stock held by the TPG Funds. The address of TPG Growth II Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX, 76102.

(6)	The board of directors of The Advisory Board has voting and dispositive power over the shares of Class A common stock and Class B common stock held by The Advisory Board. The members of such board of directors disclaim beneficial ownership with respect to such shares. The address of The Advisory Board Company is The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037.

(7)	Michael R. Stone has voting and dispositive power over the shares of Class A common stock and Class B common stock held by Ptolemy Capital, LLC. The address of Ptolemy Capital, LLC and Michael R. Stone is 1250 Prospect St. Suite 200, La Jolla, California 92037.

U.S. federal income and estate tax considerations for non-U.S. holders of Class A common stock

The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a beneficial owner that is a “non-U.S. holder,” other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of our Class A common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of a jurisdiction other than the United States or any state or political subdivision thereof or the District of Columbia; or

•	an estate or trust, other than an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended, (the “Code”) and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, potentially retroactively. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances and it does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are such an entity holding Class A common stock, or a partner in such an entity, you should consult your tax advisors regarding the purchase, ownership and disposition of our Class A common stock.

Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

We do not currently expect to make any distributions on our Class A common stock. In the event that we do make any distributions of cash or other property (other than certain pro rata distributions of our Class A common stock or rights to acquire our Class A common stock) with respect to shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess will be treated first as a tax-free return of the non-U.S. holder’s adjusted tax basis in our Class A common stock and thereafter as capital gain, subject to the tax treatment described below in “—Gain on disposition of our Class A common stock.” Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide documentation (generally IRS Form W-8BEN or W-8BEN-E) certifying its entitlement to benefits under a treaty. Additional certification requirements apply if a non-U.S. holder holds our Class A common stock through a foreign partnership or a foreign intermediary.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a United States person (as defined in the Code). A non-U.S. holder treated as a corporation for U.S. income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) with respect to its effectively-connected earnings and profits attributable to such dividends.

If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an appropriate income tax treaty and the specific manner of claiming the benefits of the treaty.

The foregoing discussion is subject to the discussion below under “—FATCA withholding” and “—Information reporting and backup withholding.”

Gain on disposition of our Class A common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our Class A common stock unless:

•	such gain is effectively connected with a trade or business of the non-U.S. holder in the United States, in which event such non-U.S. holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if it is provided by an applicable tax treaty); or

•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our Class A common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

The foregoing discussion is subject to the discussion below under “—FATCA withholding” and “—Information reporting and backup withholding.”

FATCA withholding

Under the provisions of the Code and related U.S. Treasury guidance commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on our Class A common stock and (ii) beginning after December 31, 2018, gross proceeds from the sale or other disposition of our Class A common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker or an investment fund), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States, or an FFI Agreement, or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, or an IGA, in either case to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution, the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its substantial U.S. owners. If our Class A common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends and proceeds described above made to (i) a person (including an individual) that fails to comply with certain information requests or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement, unless such foreign financial institution is required by (and does comply with) applicable foreign law enacted in connection with an IGA. Each non-U.S. holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our Class A common stock.

Information reporting and backup withholding

Amounts treated as payments of dividends on our Class A common stock paid to a non-U.S. holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such non-U.S. holder by the applicable withholding agent.

The additional information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our Class A common stock to a non-U.S. holder if such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our Class A common stock by a non-U.S. holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the non-U.S. holder outside the United States. However, proceeds from the sale, exchange or other disposition of our Class A common stock by a non-U.S. holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such non-U.S. holder outside the United States, unless such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (for instance, by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our Class A common stock by a non-U.S. holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (for instance, by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Federal estate tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, our Class A common stock generally will be treated as U.S. situs property subject to U.S. federal estate tax.

Underwriting

The selling stockholders are offering the shares of Class A common stock described in this prospectus supplement through underwriters. J.P. Morgan Securities LLC and Goldman, Sachs & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Wells Fargo Securities, LLC
William Blair & Company, L.L.C.
SunTrust Robinson Humphrey, Inc.
Allen & Company LLC
Cowen and Company, LLC
Leerink Partners LLC

Total	7,000,000

The underwriters are committed to purchase all the shares of Class A common stock offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer our shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $        per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,050,000 additional shares of our Class A common stock from certain of the selling stockholders. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of our Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to the selling stockholders per share of Class A common stock. The underwriting fee is $        per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option.

	Without option exercise	With full option exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.9 million.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC on a registration statement under the Securities Act relating to, any shares of any class of common stock or securities convertible into or exercisable or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any such other securities, or any membership interest in Evolent Health LLC, (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co. for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including:

(A)	the shares of our Class A common stock to be sold in this offering;

(B)	any shares of our common stock issued upon the exercise or settlement of options granted under the 2011 Plan, the 2015 Plan and any other existing management incentive plans, provided that if the recipient of any such shares of our common stock has previously delivered a lock-up agreement to the underwriters, such shares of our common stock will be subject to such lock-up agreement;

(C)	the grant by us of awards under the 2011 Plan, the 2015 Plan and any other existing management incentive plans as disclosed in this prospectus supplement;

(D)	the issuance of shares in connection with our acquisition of Valence Health;

(E)	the filing of a registration statement on Form S-8 (or equivalent form) with the SEC in connection with an employee stock compensation plan or agreement described in this prospectus supplement;

(F)	the issuance of shares of Class A common stock payable to the extent required pursuant to the earn-out relating to our strategic alliance with Passport Health Plan;

(G)	the issuance of shares of our common stock or other securities (including securities convertible into our common stock) in connection with the acquisition by us or any of our subsidiaries of the securities, businesses, properties or other assets of another person or entity or pursuant to any employee benefit plan assumed by us in connection with any such acquisition; or

(H)	the issuance of shares of our common stock or other securities (including securities convertible into shares of our common stock) in connection with joint ventures, strategic transactions or other commercial relationships (including issuances to current or prospective customers or partners);

provided that, in the case of clauses (G) and (H), the aggregate number of shares of our common stock will not exceed 7.5% of our issued and outstanding common stock on the closing date of this offering and any recipients of such shares of our common stock will deliver a lock-up agreement to the underwriters.

Certain of our directors and executive officers and the selling stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, the Class B common units, common stock or such other securities which may be deemed to be beneficially owned by such selling stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our Class A common stock, in each case subject to certain exceptions, including:

(A)	any shares of our Class A common stock sold by such directors, officers and selling stockholders in this offering;

(B)	transfers of shares of our common stock as a bona fide gift;

(C)	transfers of shares of our common stock or such other securities as a result of the operation of law through estate, other testamentary document or intestate succession;

(D)	transfers of shares of our common stock or such other securities to any immediate family member of such directors, officers and selling stockholders or any trust for such person’s direct or indirect benefit or their immediate family member;

(E)	distributions of shares of our common stock to the members, limited or general partners or stockholders of such selling stockholders, their direct or indirect affiliates or other entities controlled or managed by them;

(F)	transfers of shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

(G)	exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock to facilitate this offering;

(H)	the exercise of stock options to purchase shares of our common stock and any related transfer to us of shares of our common stock deemed to occur upon the cashless exercise of such stock options or for the purpose of paying the exercise price of such stock options or for paying taxes (including estimated taxes) due as a result of the exercise of such stock options, provided that any such purchased shares will be subject to the restrictions described in the lock-up agreements;

(I)	transfers to us of shares of our common stock or any security convertible into or exercisable for common stock in connection with the termination of service of an option to repurchase such shares;

(J)

transfers of shares pursuant to a trading plan established prior to the date of this prospectus supplement pursuant to Rule 10b5-1 of the Exchange Act (an “Established Plan”); provided that (i) to the extent a filing under the Exchange Act or public announcement, if any, is required or voluntarily made by or on behalf of the undersigned or the Company regarding any such sales, the undersigned shall cause such announcement or filing to include a statement to the effect that the sale was made pursuant to an Established Plan, and (ii) the undersigned may not amend, alter or modify an Established Plan during the Restricted Period; and

(K)	in the case of one of the selling stockholders, transfers of shares of shares or such other securities to any investment fund controlled or managed by any affiliate of a certain affiliate of such selling stockholder and its affiliates;

provided that in the case of any transfer or distribution pursuant to clause (B), (C), (D), (E) or (K), each donee or distributee will execute and deliver to the underwriters a lock-up agreement; and provided, further, that in the case of any transfer or distribution pursuant to clauses (B) through (J) or (K), no filing under the Exchange Act or other public announcement will be required or will be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G, in each case, in accordance with applicable law and made after the expiration of the 90-day period referred to above). For purposes of the lock-up agreements, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

Nothing in the lock-up agreements will prohibit such directors, officers and selling stockholders from (i) transferring shares of our common stock pursuant to a liquidation, tender offer, merger, consolidation, stock exchange or similar transaction that results in all of our equity holders having the right to exchange their equity securities in us for cash, securities or other property; provided that if such transaction is not completed, any shares of our common stock or other equity securities subject to the lock-up agreements will remain subject to the lock-up restrictions or (ii) engaging in any transaction to the extent required by law, regulation or governmental order.

Such directors, officers and selling stockholders may, with our permission, establish a written trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act; provided that no sales or other transfers occur under such plan and no public disclosure of such plan will be required or will be made by any person during the 90-day period referred to above.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Our Class A common stock is listed on the NYSE under the symbol “EVH.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of our Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of our Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock, and, as a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor the underwriters can assure investors that an active trading market will continue to develop for shares of our Class A common stock, or that the shares will trade in the public market at or above the public offering price.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, certain commercial banking, financial advisory, investment banking, investment management, investment research, principal investment, hedging, market making, brokerage and other services. In addition, J.P. Morgan Securities LLC is acting as financial advisor to Valence Health with regard to its pending acquisition by the Company. Certain of the underwriters and their respective affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, a variety of these services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In addition, from time to time, certain of the underwriters and their respective affiliates may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account or the account of customers, and hold on behalf of themselves or their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us, and may do so in the future. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Legal matters

The validity of the Class A common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP.

Experts

The financial statements of Evolent Health, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report, which includes an explanatory paragraph relating to the Company’s accounting for an investment in a subsidiary as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Evolent Health LLC as of December 31, 2014 and for the period from January 1, 2015 to June 3, 2015 and for the years ended December 31, 2014 and 2013 (Predecessor) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Evolent Health LLC as of December 31, 2015 and for the period from June 4, 2015 to December 31, 2015 (Successor) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

44,028,589 Shares

CLASS A COMMON STOCK

This prospectus relates to the possible resale, from time to time, by the selling stockholders to be identified in a prospectus supplement of up to 44,028,589 shares of our Class A common stock, including the possible resale, from time to time, of shares of our Class A common stock issuable upon exchange of an equivalent number of Class B common units (together with an equal number of shares of our Class B common stock) of our operating subsidiary, Evolent Health LLC, by certain selling stockholders pursuant to their contractual rights (an “Exchange”). See “Certain Contractual Arrangements with Stockholders—Third Amended and Restated Operating Agreement of Evolent Health LLC” for a detailed description of the right to Exchange.

We will not receive any cash proceeds from any resale of our Class A common stock by the selling stockholders or from any issuance of our Class A common stock to the selling stockholders in connection with an Exchange, but we have agreed to pay certain registration expenses relating to such shares of our Class A common stock. In connection with each Exchange, Evolent Health LLC will cancel the delivered Class B common units and issue to us Class A common units on a one-for-one basis, which will consequently increase our percentage ownership interest in Evolent Health LLC. We are registering the applicable shares covered by this prospectus to permit the selling stockholders to sell the Class A common stock without restriction in the open market. However, the registration of the shares of our Class A common stock hereunder does not necessarily mean that (i) any selling stockholders will sell all or any of the Class A common stock registered hereby, (ii) any of the holders of Class B common units of Evolent Health LLC will elect to undertake an Exchange or (iii) any selling stockholders will sell all or any of the Class A common stock received in an Exchange.

The selling stockholders from time to time may offer and sell the shares directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. In connection with any offering of shares we may provide a prospectus supplement and attach it to this prospectus, which may add, update or change information contained in this prospectus.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “EVH.” On July 26, 2016, the last reported sale price of our common stock on the NYSE was $24.52 per share. Our principal executive offices are located at 800 N. Glebe Road, Suite 500, Arlington, VA 22203 and our telephone number is (571) 389-6000.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. Investing in our common stock involves risk. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2016

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the selling stockholders may offer and sell an aggregate of up to 44,028,589 shares of our Class A common stock, from time to time, in one or more offerings, in any manner described below under the heading “Plan of Distribution.” We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.

Neither we nor any of the selling stockholders have authorized anyone to provide you with information other than that contained in this prospectus or in any accompanying prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred to you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus or any accompanying prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus or any accompanying prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or securities are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

Except as otherwise indicated or required by the context, (i) references in this prospectus to “Evolent,” “we,” “our,” “us” and “our company” refer to Evolent Health, Inc., a Delaware corporation, together with its consolidated subsidiary, Evolent Health LLC, a Delaware limited liability company; (ii) “IPO” refers to our initial public offering, which was closed on June 10, 2015, of 13,225,000 shares of Class A common stock at a public offering price of $17.00 per share; and (iii) “offering reorganization” refers to the organizational transactions completed in connection with our IPO as described in “Part II—Item 8, Financial Statements and Supplementary Data—Note 4” of our Annual Report on Form 10-K for the year ended December 31, 2015, as amended.

RISK FACTORS

An investment in our Class A common stock involves risks. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2015, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, before purchasing shares of our Class A common stock. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. If any of those risks are realized, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our Class A common stock could decline, and you could lose part or all of your investment. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to the specific offering. Some statements in this prospectus constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “aim,” “predict,” “potential,” “continue,” “plan,” “project,” “will,” “should,” “shall,” “may,” “might” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services, future performance or financial results and the outcome of contingencies, such as legal proceedings. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

These statements are only predictions based on our current expectations and projections about future events. Forward-looking statements involve risks and uncertainties that may cause actual results, level of activity, performance or achievements to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements, include, among others:

•	certain risks and uncertainties associated with the proposed acquisition of Valence Health, Inc., excluding its contracts serving state insurance cooperatives (“Valence Health”), including:

•	revenues of Valence Health before and after the merger may be less than expected, and expected results of Evolent may not be impacted as anticipated;

•	uncertainties related to the timing of the receipt of required regulatory approvals for the merger;

•	the ability of Evolent and Valence Health to satisfy the closing conditions of the merger;

•	the occurrence of any change that could give rise to the termination of the merger agreement;

•	our ability to implement integration plans for the merger and to recognize the anticipated growth, benefits, cost savings and synergies of the merger;

•	the risks that the merger and the other transactions contemplated by the merger agreement disrupt current plans and operations and the potential difficulties in retention of any members of senior management of Valence Health and any other key employees that Evolent is interested in retaining after the closing of the merger;

•	the limitations placed on the ability of Evolent and Valence Health to operate their respective businesses by the merger agreement;

•	the effect of the announcement of the merger on Evolent’s and Valence Health’s business relationships, customers, suppliers, other partners, standing with regulators, operating results and businesses generally;

•	the amount of any costs, fees, expenses, impairments and charges related to the merger;

•	the market price for our Class A common stock potentially being affected, following the merger, by factors that historically have not affected the market price for our Class A common stock;

•	the structural change in the market for healthcare in the United States;

•	our ability to effectively manage our growth;

•	the significant portion of revenue we derive from our largest partners;

•	our ability to offer new and innovative products and services;

•	the growth and success of our partners, which is difficult to predict and is subject to factors outside of our control, including premium pricing reductions and the ability to control and, if necessary, reduce health care costs;

•	our ability to attract new partners;

•	our ability to recover the significant upfront costs in our partner relationships;

•	our ability to estimate the size of our target market;

•	our ability to maintain and enhance our reputation and brand recognition;

•	consolidation in the healthcare industry;

•	competition which could limit our ability to maintain or expand market share within our industry;

•	our ability to partner with providers due to exclusivity provisions in our contracts;

•	uncertainty in the healthcare regulatory framework;

•	restrictions and penalties as a result of privacy and data protection laws;

•	adequate protection of our intellectual property;

•	any alleged infringement, misappropriation or violation of third-party proprietary rights;

•	our use of “open source” software;

•	our ability to protect the confidentiality of our trade secrets, know-how and other proprietary information;

•	our reliance on third parties;

•	our ability to use, disclose, de-identify or license data and to integrate third-party technologies;

•	data loss or corruption due to failures or errors in our systems and service disruptions at our data centers;

•	breaches or failures of our security measures;

•	our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users;

•	our dependency on our key personnel, and our ability to attract, hire, integrate and retain key personnel;

•	risks related to future acquisition opportunities;

•	the risk of potential future goodwill impairment on our results of operations;

•	our future indebtedness and our ability to obtain additional financing;

•	our ability to achieve profitability in the future;

•	the requirements of being a public company;

•	our adjusted results may not be representative of our future performance;

•	the risk of potential future litigation;

•	our ability to remediate the material weakness in our internal control over financial reporting;

•	our holding company structure and dependence on distributions from Evolent Health LLC;

•	our obligations to make payments to certain of our pre-IPO investors for certain tax benefits we may claim in the future;

•	our ability to utilize benefits under the tax receivables agreement;

•	our ability to realize all or a portion of the tax benefits that we currently expect to result from future exchanges of Class B common units for our Class A common stock, and to utilize certain tax attributes of Evolent Health Holdings and an affiliate of TPG (as defined below);

•	distributions that Evolent Health LLC will be required to make to us and to the other members of Evolent Health LLC;

•	our obligations to make payments under the tax receivables agreement that may be accelerated or may exceed the tax benefits we realize;

•	different interests among our pre-IPO investors, or between us and our pre-IPO investors;

•	the terms of agreements between us and certain of our pre-IPO investors;

•	our exemption from certain corporate governance requirements due to our status as a “controlled company” within the meaning of the New York Stock Exchange (the “NYSE”) rules;

•	the potential volatility of our Class A common stock price;

•	the potential decline of our Class A common stock price if a substantial number of shares become available for sale or if a large number of Class B common units is exchanged for shares of Class A common stock;

•	provisions in our amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated by-laws (our “by-laws”) and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of us;

•	the ability of certain of our investors to compete with us without restrictions;

•	provisions in our certificate of incorporation which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;

•	our intention not to pay cash dividends on our Class A common stock; and

•	our status as an “emerging growth company.”

The risks included here are not exhaustive. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and other documents filed with the SEC include additional factors that could affect our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

We have filed with the SEC a registration statement on Form S-3, including exhibits filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of our Class A common stock registered hereby. This prospectus and any applicable prospectus supplements do not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to our company and shares of our Class A common stock registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any applicable prospectus supplement as to the contents of any contract or other document referred to in this prospectus and any applicable prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits to the registration statement, may be examined without charge at the Public Reference Room of the SEC, in the manner described above.

Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov. Our SEC filings will also be available on our website at ir.evolenthealth.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus or any prospectus supplement.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we filed with the SEC prior to the date of this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. These documents contain important information about us, our business and our financial performance.

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016, as amended by Amendment No.1 on Form 10-K/A, filed with the SEC on April 1, 2016 (our “2015 10-K”);

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 16, 2016;

(3)	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2016 that are incorporated by reference into Part III of our 2015 10-K (our “Proxy Statement”);

(4)	The description of our Class A common stock included in our registration statement on Form 8-A filed with the SEC on June 5, 2015; and

(5)	Our Current Reports on Form 8-K filed with the SEC on January 20, 2016, February 1, 2016, February 23, 2016, April 7, 2016, April 12, 2016, May 6, 2016, June 15, 2016 and July 14 (solely with respect to Item 1.01, Item 3.02 and Exhibit 2.1 of Item 9.01), 2016.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations at 800 N. Glebe Road, Suite 500, Arlington, Virginia 22203 or by phone at (571) 389-6000. The documents may also be accessed on our website at ir.evolenthealth.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus or any prospectus supplement.

OUR COMPANY

We are a market leader and a pioneer in the new era of healthcare delivery and payment, in which leading health systems and physician organizations, which we refer to as providers, are taking on increasing clinical and financial responsibility for the populations they serve. Our purpose-built platform, powered by our technology, proprietary processes and integrated services, enables providers to migrate their economic orientation from fee-for-service (“FFS”) reimbursement to payment models that reward high-quality and cost-effective care, or value-based payment models. By partnering with providers to accelerate their path to value-based care, we enable our provider partners to expand their market opportunity, diversify their revenue streams, grow market share and improve the quality of the care they provide.

We consider value-based care to be the necessary convergence of healthcare payment and delivery. We believe the pace of this convergence is accelerating, driven by price pressure in traditional FFS healthcare, a regulatory environment that is incentivizing value-based care models, a rapid expansion of retail insurance driven by the emergence of the health insurance exchanges and innovation in data and technology. We believe providers are positioned to lead this transition to value-based care because of their control over large portions of healthcare delivery costs, their primary position with consumers and their strong local brand.

Today, increasing numbers of providers are adopting value-based strategies, including contracting for capitated arrangements with existing insurance companies, governmental payers or large self-funded employers and managing their own captive health plans. Through value-based care, providers are in the early stages of transforming their role in healthcare as they attempt to defend their existing position and capture a greater portion of the more than $2 trillion in annual health insurance expenditures. While approximately 10% of healthcare payments were paid through value-based care programs as of June 2014, including through models created by systems like UPMC, Kaiser Permanente and Intermountain Healthcare, it is estimated that this number will grow to over 50% by 2020. There were over 100 provider-owned health plans as of 2014 and this number continues to grow. The number of accountable care organizations, or organizations of groups of doctors, hospitals and other health care providers which have come together voluntarily to provide coordinated care to their Medicare patients (“ACOs”) constructed to manage capitated or value-based arrangements with existing insurance companies or government payers grew to 742 by the end of 2014.

We believe the transformation of the provider business model will require a set of core capabilities, including the ability to aggregate and understand disparate clinical and financial data, standardize and integrate technology into care processes, manage population health and build a financial and administrative infrastructure that capitalizes on the clinical and financial value it delivers. We provide an end-to-end, built-for-purpose, technology-enabled services platform for providers to transition their organization and business model to succeed in value-based payment models. The core elements of our platform include:

•	Identifi®, our technology platform, delivers the data aggregation and stratification, proven value-based care content, electronic medical records optimization and proprietary applications that allow providers to standardize the delivery of care and enable clinical and financial analytics.

•	Integrated technology, proprietary process and clinical services model that enables the delivery of a high-performing population health organization, an aligned clinical delivery network to provide high-quality, coordinated care and an efficient administrative infrastructure to administer value-based care payment relationships.

•	Long-term, embedded and aligned partnerships with health systems to enable us and our provider partners to grow together as we manage increasing populations under value-based care arrangements.

•	Integration into provider clinical processes allows for traditional cost management solutions, such as the administration of the prescription drug programs, including developing and maintaining a list of medications that are approved to be prescribed, contracting with pharmacies, negotiating discounts and rebates with drug manufacturers and processing prescription drug claim payments (“PBM”), radiology benefit management and patient risk scoring and adjustment, to achieve greater adoption and performance than traditional payer led models.

•	Payer-agnostic and a single point of integration between payers and the provider community. This indispensable single point of integration between a diverse set of payers becomes more valuable over time as our platform becomes the standard for value-based care contracting and operations.

We believe we are pioneers in enabling health systems to succeed in value-based payment models. We were founded in 2011 by members of our management team, UPMC (as defined below), an integrated delivery system based in Pittsburgh, Pennsylvania, and The Advisory Board (as defined below), to enable providers to pursue a value-based business model and evolve their competitive position and market opportunity. Our mission, technology and services were developed with UPMC, which operates the nation’s largest provider-owned health plan after Kaiser Permanente, and The Advisory Board, whose best practice research and technology solutions were available to a membership base of over 3,900 hospitals and providers as of March 2015.

We have developed what we believe is a unique partner development model. Most partner relationships begin with our transformation services, during which a partner engages us to develop a customized value-based care execution plan. This allows us to define the opportunity for our partners and embed our technology and processes while building confidence and trust that we are the best long-term infrastructure partner for the provider’s value-based care strategy. We then transition our partner to our platform and operations phase, which is governed by a long-term contract. We incur significant expenses in securing new partner relationships, and, in 2015, our business development expenses represented approximately 8% of our total revenues.

We believe our business model provides strong visibility and aligns our partners’ incentives with our own. A large portion of our revenue is derived from our multi-year contracts, which are linked to the number of members that our partners are managing under a value-based care arrangement. This variable pricing model depends on the number of services and technology applications that our partners utilize to advance their value-based care strategies and the number of members they are able to attract over time. We expect to grow with current partners as they increase membership in their existing value-based programs, through expanding the number of services we provide to our existing partners and by adding new partners.

We believe we are in the early stages of capitalizing on these long-term aligned partnerships. Our health system partners’ current value-based care arrangements represent less than 10% of the health system partners’ total revenue each year. We believe the proportion of value-based care related revenues to total health system revenues will continue to grow, driven by continued price pressure in FFS, new government payment programs, growth in consumer-focused insurance programs, such as Medicare Advantage and the health insurance exchanges, and innovation in data and technology. Our business model benefits from scale, as we leverage our purpose-built technology platform and centralized resources in conjunction with the growth of our partners’ membership base. These resources include our network development capabilities, PBM administration, technology development, clinical program development and data analytics and network development. While our absolute investment in our centralized resources and technologies will increase over time, we expect it will decrease as a percentage of revenue as we are able to scale this investment across a broader group of partners.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to certain stockholders under the registration rights agreement described in the section entitled “Certain Contractual Arrangements with Stockholders”. We will not receive any cash proceeds from any resale of our Class A common stock by the selling stockholders or from any issuance of shares of Class A common stock to the selling stockholders in connection with an Exchange. However, in connection with each Exchange, Evolent Health LLC will cancel the delivered Class B common units and issue to us Class A common units on a one-for-one basis, which will consequently increase our percentage ownership interest in Evolent Health LLC.

The selling stockholders will pay any underwriting discounts and commissions and transfer taxes attributable to the resale of the shares of our Class A common stock such selling stockholders hold. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, blue sky fees, printing expenses, NYSE listing fees, rating agency fees, fees and expenses of our counsel and accountants and one counsel for all of the selling stockholders, fees and expenses of any special experts retained by us in connection with such registration, internal expenses (including all salaries and expenses of our officers and employees performing legal or accounting duties) and all of our expenses related to the “road-show” for any underwritten public offering.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by certain of our existing stockholders, including certain of our executive officers, of up to 44,028,589 shares of our Class A common stock that (i) were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus is a part or (ii) are issuable (a) upon exchange of an equivalent number of Class B common units of Evolent Health LLC (together with an equivalent number of our shares of Class B common stock) or (b) upon the exercise of options to acquire shares of our Class A common stock, in each case that were issued and outstanding prior to the original filing date of the registration statement of which this prospectus is a part. The selling stockholders originally acquired the shares of our Class A common stock included in this prospectus (i) in the case of four selling stockholders, in connection with our IPO and the related offering reorganization or (ii) in the case of nine selling stockholders, through grants of restricted stock awards in respect of our Class A common stock or grants of options to acquire shares of our Class A common stock under the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan, made on October 26, 2011, February 13, 2012, April 23, 2012, September 10, 2012, April 1, 2014, October 22, 2014, and January 1, 2015. The Evolent Health Holdings, Inc. 2011 Equity Incentive Plan was assumed by Evolent Health, Inc. in connection with our IPO and the related offering reorganization.

Information about the selling stockholders, where applicable, including their identities and the number of shares of Class A common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in documents incorporated by reference into this prospectus that we file with the SEC. The selling stockholders shall not sell any shares of our Class A common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement or in a post-effective amendment. However, the selling stockholders may sell or transfer all or a portion of their shares of our Class A common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of the capital stock of Evolent Health, Inc. does not purport to be complete and is subject to and qualified in its entirety by reference to the General Corporation Law of the State of Delaware (the “DGCL”) and our certificate of incorporation and by-laws. Copies of our certificate of incorporation and by-laws have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our certificate of incorporation provides that we may issue up to 750,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of July 24, 2016, there were 42,676,714 shares of our Class A common stock issued and outstanding. All shares of our Class A common stock offered hereby will be duly authorized, fully paid and nonassessable.

Class A common stock

Voting rights. Except as otherwise provided in our certificate of incorporation or required by law, the holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. However, we will be required to pay cash dividends out of our future earnings to the extent that cash distributions from Evolent Health LLC are materially in excess of our assumed tax liability and our obligations under the tax receivables agreement. The declaration and payment of all other future dividends to holders of our Class A common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements and any debt agreements we are then party to, and other factors our board of directors deems relevant. See “Risk Factors—Risks relating to our structure—We are a holding company and our only material assets is our interest in Evolent Health LLC and, accordingly, we are dependent upon distributions from Evolent Health LLC to pay taxes and other expenses” of our 2015 10-K.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of Evolent Health, Inc., the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Class B common stock

Shares of our Class B common stock are issuable only in connection with the issuance of Class B common units of Evolent Health LLC. When a Class B common unit is issued by Evolent Health LLC, we will issue the holder one share of our Class B common stock.

Exchange rights. Each share of our Class B common stock will be redeemed and cancelled by us if the holder exchanges one Class B common unit and such share of Class B common stock for one share of Class A common stock pursuant to the terms of the exchange agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Certain Contractual Arrangements with Stockholders—Third amended and restated operating agreement of Evolent Health LLC—Exchange agreement”.

Voting rights. Our Class B stockholders are entitled to one vote for each share on all matters voted upon by our stockholders. Our Class A stockholders and Class B stockholders vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law would require our Class A stockholders and Class B stockholders to vote separately as a single class in the following circumstances:

•	if we amend our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then such class would be required to vote separately to approve the proposed amendment; or

•	if we amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affects holders of such class of stock adversely, then such class would be required to vote separately to approve such proposed amendment.

Dividend rights. Our Class B stockholders will not participate in any cash dividends declared by our board of directors.

Rights upon liquidation. In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our Class B stockholders who have not exchanged their shares of Class B common stock for a like number of shares of Class A common stock in accordance with the exchange agreement prior to such dissolution, liquidation or winding up of our affairs will not be entitled to receive any of our assets.

Other rights. In the event of our merger or consolidation with or into another company in connection with which shares of Class A common stock and Class B common stock (together with the related Class B common units) are converted into, or become exchangeable for, shares of stock, other securities or property (including cash), each Class B stockholder will be entitled to receive the same number of shares of stock as is received by Class A stockholders for each share of Class A common stock, and will not be entitled, for each share of Class B common stock, to receive other securities or property (including cash). No shares of Class B common stock will have preemptive rights to purchase additional shares of Class B common stock.

Preferred stock

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Evolent Health, Inc. without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock. At present, we have no plans to issue any preferred stock.

Election and removal of directors; vacancies

Our board of directors consists of up to 10 directors, excluding any directors elected by holders of any preferred stock pursuant to provisions applicable in the case of defaults and subject to applicable laws and stock exchange regulations. The exact number of directors will be fixed from time to time by resolution of the board.

In accordance with our certificate of incorporation and by-laws, our board of directors currently consists of 10 members and is divided into three staggered classes of directors, as nearly equal in number as possible. At each annual meeting of our stockholders, our stockholders elect a class of directors for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors is elected each year. There is no limit on the number of terms a director may serve on our board of directors. The division of our board of directors into three classes with staggered three-year terms may have the effect of discouraging, delaying or preventing a transaction involving a change in control.

In connection with our IPO, we entered into a stockholders agreement with TPG Global, LLC and its affiliates (“TPG”), University of Pittsburgh Medical Center (“UPMC”) and The Advisory Board Company (“The Advisory Board”). The stockholders agreement contains provisions related to the composition of our board of directors, the committees of our board of directors and our corporate governance. Under the stockholders agreement, TPG, UPMC and The Advisory Board are entitled to nominate a majority of the members of our board of directors. Specifically, for so long as each of TPG, UPMC and The Advisory Board owns at least 40% of the shares of common stock (including both our Class A common stock and Class B common stock) held by it following the completion of our IPO, such stockholder will be entitled to nominate two directors to serve on our board of directors. When such stockholder owns less than 40% but at least 5% of the shares of common stock (including both our Class A common stock and Class B common stock) held by it following the completion of our IPO, such stockholder will be entitled to nominate one director. TPG, UPMC and The Advisory Board have agreed in the stockholders agreement to vote for each other’s board nominees.

Our certificate of incorporation and by-laws provide that (a) prior to the date on which TPG, The Advisory Board and UPMC cease to collectively own at least a majority in voting power of all shares entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, and (b) on and after the date on which TPG, The Advisory Board and UPMC cease to collectively own at least a majority in voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

In addition, our certificate of incorporation and by-laws provide that any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

No cumulative voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation prohibits cumulative voting.

Limits on written consents

The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our certificate of incorporation permits stockholder action by written consent, but precludes stockholder action by written consent after the date on which TPG, The Advisory Board and UPMC cease to collectively own at least a majority in voting power of all shares entitled to vote generally in the election of our directors.

Stockholder meetings

Our certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by or at the direction of the board of directors, the chairman of the board of directors, the chief executive officer or, so long as TPG, The Advisory Board and UPMC collectively own at least a majority in voting power of shares of our common stock, any such stockholder, subject to certain limitations. Our certificate of incorporation and by-laws specifically deny any power of any other person to call a special meeting.

Amendment of certificate of incorporation

The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend provisions of our certificate of incorporation. However, if TPG, The Advisory Board and UPMC cease to collectively own at least a majority of all of the outstanding shares of our capital stock entitled to vote, the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock will generally be required to amend certain provisions of our certificate of incorporation.

Amendment of by-laws

Our by-laws may generally be altered, amended or repealed, and new by-laws may be adopted, by the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose or by the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of voting stock. However, if TPG, The Advisory Board and UPMC cease to collectively own at least a majority of all of the outstanding shares of our capital stock entitled to vote, the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock will generally be required to alter, amend or repeal any provision of our by-laws, or adopt certain new by-laws.

Other limitations on stockholder actions

Our by-laws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our by-laws; or

•	propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice:

•

in connection with an annual meeting of stockholders, not less than 120 nor more than 150 days prior to the month and day corresponding to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•	in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 50 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as certain other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Corporate opportunity

Our certificate of incorporation and the stockholders agreement provide that each of TPG, The Advisory Board and UPMC and their respective affiliates will not have any duty to refrain from (i) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (ii) doing business with any of our clients, customers or vendors. In the event that TPG, The Advisory Board or UPMC or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity for us, they will have no duty to communicate or offer such corporate opportunity to us. Our certificate of incorporation and the stockholders agreement also provide that, to the fullest extent permitted by law, none of such stockholders or their respective affiliates will be liable to us, for breach of any fiduciary duty or otherwise, by reason of the fact that any such stockholder or any of its affiliates directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to us, and we will waive and renounce any claim that such business opportunity constituted a corporate opportunity that should have been presented to us.

Limitation of liability of directors and officers

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our by-laws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending these provisions will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum selection

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders and other similar actions, may be brought only in specified courts in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover effects of some provisions

Some provisions of our certificate of incorporation and by-laws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Delaware business combination statute

We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that each of TPG, UPMC and The Advisory Board and their transferees will not be deemed to be “interested stockholders”, regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Listing

Our Class A common stock is listed on the NYSE under the symbol “EVH”.

Transfer agent and registrar

The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC.

CERTAIN CONTRACTUAL ARRANGEMENTS WITH STOCKHOLDERS

In connection with our IPO and offering reorganization, we entered into several agreements to define and regulate the governance and control relationships among us, Evolent Health LLC and certain stockholders. The following provides a summary of the material provisions of the agreements discussed. However, these summaries do not purport to be complete, and they are subject to, and qualified in their entirety by reference to, the complete text of the agreements which are filed as exhibits to the registration statement of which this prospectus forms a part. You should carefully read each agreement discussed.

Third amended and restated operating agreement of Evolent Health LLC

We operate our business through Evolent Health LLC. The operations of Evolent Health LLC and the rights and obligations of its members are governed by the third amended and restated operating agreement of Evolent Health LLC.

Governance

We serve as sole managing member of Evolent Health LLC. As such, we control its business and affairs and are responsible for the management of its business. No other members of Evolent Health LLC, in their capacity as such, have any authority or right to control the management of Evolent Health LLC or to bind it in connection with any matter.

Voting and economic rights of members

Evolent Health LLC has two series of outstanding equity: Class A common units, which may only be issued to Evolent Health, Inc., as sole managing member, and Class B common units. We refer to these Class A common units and Class B common units of Evolent Health LLC, collectively, as common units. The Class B common units are held by TPG, The Advisory Board and Ptolemy Capital, LLC (“Ptolemy”). The Class A common units and Class B common units entitle their holders to equivalent economic rights, meaning an equal share in the profits and losses of, and distributions from, Evolent Health LLC. Holders of Class B common units have no voting rights, except for the right to approve certain amendments to the third amended and restated operating agreement.

Net profits and losses of Evolent Health LLC generally are allocated, and distributions are made, to its members pro rata in accordance with the number of common units (Class A or Class B, as the case may be) they hold. Accordingly, as of June 30, 2016, net profits and net losses of Evolent Health LLC are allocated, and distributions made, approximately 70.9% to us and 29.1% to the holders of Class B common units respectively.

Subject to the availability of net cash flow at the Evolent Health LLC level and to applicable legal and contractual restrictions, we intend to cause Evolent Health LLC to distribute to us, and to the other holders of common units, cash payments for the purposes of funding tax obligations in respect of any net taxable income that is allocated to us and the other holders of common units as members of Evolent Health LLC to fund dividends, if any, declared by us and to make any payments due under the tax receivables agreement, as described below. Regardless of whether Evolent Health LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to holders of our Class A common stock will be made by our board of directors except that we will be required to pay cash dividends out of our future earnings to the extent that cash distributions from Evolent Health LLC are materially in excess of our assumed tax liability and our obligations under the tax receivables agreement. We do not, however, expect to declare or pay any cash or other dividends in the foreseeable future on our Class A common stock, as we intend to reinvest any cash flow generated by operations in our business. Class B common stock is not entitled to any dividend payments.

Coordination of Evolent Health, Inc. and Evolent Health LLC

Whenever we issue one share of Class A common stock for cash, the net proceeds will be transferred promptly either to Evolent Health LLC in exchange for one Class A common unit, or to a holder of Class B common units in exchange for a Class B common unit and a share of our Class B common stock. If we issue other classes or series of equity securities, we will contribute to Evolent Health LLC the net proceeds we receive in connection with such issuance, and Evolent Health LLC will issue to us an equal number of equity securities with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we repurchase any shares of Class A common stock (or equity securities of other classes or series) for cash, Evolent Health LLC will, immediately prior to our repurchase, redeem an equal number of Class A common units (or its equity securities of the corresponding classes or series), upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) that are repurchased. Common units and shares of our common stock will be subject to equivalent stock splits, dividends and reclassifications.

We will not conduct any business other than the management and ownership of Evolent Health LLC, or own any other material assets (other than on a temporary basis), although we may take such actions and own such assets as are necessary to comply with applicable law, including compliance with our responsibilities as a public company under the U.S. federal securities laws, and may incur indebtedness and take other actions if we determine that doing so is in our best interest.

Issuances of common units

Class A common units may be issued only to us as the sole managing member of Evolent Health LLC. Class B common units may be issued only to persons or entities we permit which, following the completion of our IPO, were TPG, The Advisory Board and Ptolemy. Such issuances shall be made in exchange for cash or other consideration. Class B common units may not be transferred as Class B common units except to certain permitted transferees and in accordance with the restrictions on transfer set forth in the third amended and restated operating agreement of Evolent Health LLC. Any such transfer must be accompanied by the transfer of an equal number of shares of our Class B common stock.

Exchange agreement

In connection with our IPO, we entered into an exchange agreement with Evolent Health LLC, The Advisory Board, TPG and Ptolemy, which are the existing holders of the Class B common units of Evolent Health LLC. Pursuant to and subject to the terms of the exchange agreement and the third amended and restated operating agreement of Evolent Health LLC, holders of Class B common units, at any time and from time to time, may exchange one or more Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. Such exchange may be completed, at the election of Evolent Health LLC, by us or Evolent Health LLC. If Evolent Health LLC completes such exchange, we will contribute Class A common stock to Evolent Health LLC prior to the exchange. The amount of Class A common stock issued or conveyed will be subject to equitable adjustments for stock splits, stock dividends and reclassifications.

Holders will not have the right to exchange Class B common units if we determine that such exchange would be prohibited by applicable law or regulation, would violate other agreements to which we may be subject or would pose a material risk that Evolent Health LLC would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. If the IRS were to contend successfully that Evolent Health LLC should be treated as a “publicly traded partnership” for U.S. federal income tax purposes, Evolent Health LLC would be treated as a corporation for U.S. federal income tax purposes and thus would be subject to entity-level tax on its taxable income.

A holder that exchanges Class B common units will also be required to deliver an equal number of shares of our Class B common stock. In connection with each exchange, Evolent Health LLC will cancel the delivered Class B common units and issue to us Class A common units on a one-for-one basis. Thus, as holders exchange their Class B common units for Class A common stock, our interest in Evolent Health LLC will increase.

The third amended and restated operating agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.

We, Evolent Health LLC and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.

We have reserved for issuance 17,524,596 shares of our Class A common stock for potential exchange in the future for Class B common units, which is the aggregate number of Class B common units outstanding as of June 30, 2016.

Exculpation and indemnification

The third amended and restated operating agreement of Evolent Health LLC contains provisions limiting the liability of Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates to Evolent Health LLC or any of its members. Moreover, the third amended and restated operating agreement contains broad indemnification provisions for Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates. Because Evolent Health LLC is a limited liability company, these provisions are not subject to the limitations on exculpation and indemnification contained in the DGCL with respect to the indemnification that may be provided by a Delaware corporation to its directors and officers.

Voting rights of Class A stockholders and Class B stockholders

Each share of our Class A common stock or our Class B common stock entitles its holder to one vote. As of July 24, 2016, TPG, The Advisory Board, UPMC and Ptolemy collectively held approximately 68.2% of the total voting power of our common stock by virtue of their ownership of Class A common stock and Class B common stock.

Tax consequences

Holders of common units of Evolent Health LLC, including Evolent Health, Inc., generally incur U.S. federal, state and local and non-U.S. income taxes on their allocable shares of any net taxable income of Evolent Health LLC. The third amended and restated operating agreement of Evolent Health LLC provides for cash distributions to its members in an amount at least equal to the members’ assumed tax liability attributable to Evolent Health LLC. Distributions in respect of the members’ assumed tax liability generally are computed based on our estimate of the net taxable income of Evolent Health LLC allocable per common unit multiplied by an assumed tax rate. As a result, these distributions will be pro rata in accordance with the number of common units (Class A or Class B) held. Funds used by Evolent Health LLC to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, these tax distributions may be substantial, and will likely exceed (as a percentage of Evolent Health LLC’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. In addition, as a result of potential differences in the amount of net taxable income allocable to us and to the other members of Evolent Health LLC, as well as the use of an assumed tax rate in calculating Evolent Health LLC’s distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivables agreement described below. In accordance with the third amended and restated operating agreement, Evolent Health LLC intends to make distributions to its members in respect of such assumed tax liability and to fund dividends, if any, declared by us, as well as any payments we are obligated to make under the tax receivables agreement described below.

Evolent Health LLC made an election under Section 754 of the Internal Revenue Code of 1986, as amended, (the “Code”) which was effective for 2015 and will be effective for each taxable year in which an exchange of

Class B common units occurs, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock. We expect that, as a result of this election, any future exchanges of Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, will result in increases in the tax basis in our share of the tangible and intangible assets of Evolent Health LLC at the time of such exchange, which will increase the tax depreciation and amortization deductions available to us and which could create other tax benefits. Any such increases in tax basis and tax depreciation and amortization deductions or other tax benefits could reduce the amount of tax that we would otherwise be required to pay in the future.

In addition, we expect that certain net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG will be available to us as a result of the offering reorganization. We will be required to pay a portion of the cash savings we actually realize from such increase in the tax basis of the tangible and intangible assets of Evolent Health LLC or from the utilization of such net operating losses to certain holders of Class B common units or contributors of the net operating losses pursuant to the tax receivables agreement.

Furthermore, payments under the tax receivables agreement, as described below, will themselves give rise to additional tax benefits and therefore, to additional payments under the tax receivables agreement. To the extent that we are unable to make payments under the tax receivables agreement for any reason, such payments will be deferred and will accrue interest until paid. See “—Tax receivables agreement”.

Tax receivables agreement

Exchanges of Class B common units of Evolent Health LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, are expected to increase our tax basis in our share of Evolent Health LLC’s tangible and intangible assets. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and, therefore, may reduce the amount of tax that we would otherwise be required to pay in the future. In addition, certain net operating losses of Evolent Health Holdings, Inc. (and of an affiliate of TPG) are available to us as a result of the offering reorganization.

As part of our IPO, we entered into a tax receivables agreement with the holders of Class B common units and certain of our other investors. The agreement requires us to pay to such holders 85% of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax (as applicable) we realize as a result of any deductions attributable to future increases in tax basis following the exchanges described above (calculated assuming that any post-offering transfer of Class B common units had not occurred) or deductions attributable to imputed interest or future increases in tax basis following payments made under the tax receivables agreement.

Additionally, pursuant to the same agreement we will pay the former stockholders of Evolent Health Holdings, Inc. 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax that we realize as a result of the utilization of the net operating losses of Evolent Health Holdings, Inc. (and the affiliate of TPG) attributable to periods prior to our IPO, approximately $79.3 million, as well as deductions attributable to imputed interest on any payments made under the agreement.

We will benefit from the remaining 15% of any realized cash savings. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to utilize the tax benefits subject to the tax receivables agreement. Additionally, the amount of the increase in tax basis following an exchange of Class B common units will be calculated assuming that any pre-exchange (but post-offering) transfer of such Class B common units had not occurred. Therefore we may be required to make payments under the tax receivables agreement that are attributable to an increase in tax basis caused by appreciation in value prior to such a pre-exchange transfer. The tax receivables agreement will remain in effect until all such tax benefits have been used or expired, unless the agreement is terminated early, as described below. Estimating the amount of payments to be made under the tax receivables agreement cannot be done reliably at this time because any increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending on a number of factors, including:

•	the timing of exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock-for instance, the increase in any tax deductions will vary depending on the fair market value of the depreciable and amortizable assets of Evolent Health LLC at the time of the exchanges, and this value may fluctuate over time;

•	the price of our Class A common stock at the time of exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock—the increase in our share of the basis in the assets of Evolent Health LLC, as well as the increase in any tax deductions, will be related to the price of our Class A common stock at the time of these exchanges;

•	the tax rates in effect at the time we use the increased amortization and depreciation deductions or realize other tax benefits;

•	any limitation on our utilization of the net operating losses formerly held by Evolent Health Holdings, Inc. or an affiliate of TPG under Section 382 of the Code; and

•	the amount, character and timing of our taxable income.

We will be required under the tax receivables agreement to pay 85% of the tax savings, described above, if any, as and if realized. Except in certain circumstances, if in a given taxable year we do not have taxable income, before taking into account any tax benefits subject to the tax receivables agreement, we will not be required to make payments under the agreement for that taxable year because no tax savings will have been realized.

The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our operating plan at the time of our IPO and other assumptions, including our estimate of the tax basis of our assets as of the date of the offering reorganization, if all of the Class B common units had been acquired by us in taxable transactions at the time of the completion of our IPO for a price of $17.00 per Class B common unit, at the time of our IPO we estimated that the amount that we would be required to pay under the tax receivables agreement could be approximately $134 million. The actual amount we will be required to pay under the tax receivables agreement may be materially greater than these hypothetical amounts, as potential future payments will vary depending on a number of factors, including those listed above. The obligations under the tax receivables agreement will be our obligations and not obligations of Evolent Health LLC.

Payments under the tax receivables agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points.

The tax receivables agreement provides that upon certain changes of control, or if, at any time, we elect an early termination of the tax receivables agreement or are in material breach of our obligations under the tax receivables agreement, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to the existing holders of Class B common units and the former stockholders of Evolent Health Holdings, Inc. Such payment would be based on certain valuation assumptions and deemed events set forth in the tax receivables agreement, including the assumptions that we have sufficient taxable income to fully utilize such tax benefits. The benefits would be payable even though, in certain circumstances, no Class B common units are actually exchanged for our Class A common stock and no net operating losses would actually be used at the time of the accelerated payment under the tax receivables agreement. Accordingly, payments under the tax receivables agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivables agreement.

Were the IRS to successfully challenge the tax basis increases or the existence or amount of net operating losses described above, we would not be reimbursed for any payments previously made under the tax receivables agreement, but future payments under the tax receivables agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the IRS. As a result, we could make payments under the tax receivables agreement in excess of our actual cash savings in income tax.

Registration rights agreement

In connection with our IPO, we entered into a registration rights agreement with TPG, UPMC, The Advisory Board and another investor to register for sale under the Securities Act shares of our Class A common stock, including those delivered in exchange for Class B common units in the circumstances described above. Subject to certain conditions and limitations, this agreement provides TPG, The Advisory Board, UPMC and such other investor with certain registration rights as described below. An aggregate of 41,043,440 shares of Class A common stock, including such shares reserved for potential exchange in the future for Class B common units, are entitled to these registration rights.

Piggyback registration rights

If we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then TPG, The Advisory Board, UPMC and the other investor will be entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Shelf registration rights

At any time after we become eligible to file a registration statement on Form S-3, TPG, The Advisory Board and UPMC will be entitled to have their shares of Class A common stock registered by us on a Form S-3 registration statement at our expense. These shelf registration rights are subject to specified conditions and limitations.

Expenses and indemnification

We will pay all expenses relating to any piggyback or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement includes customary indemnification provisions, including indemnification of the selling stockholders of shares of Class A common stock and their directors, officers and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law or otherwise.

Termination of registration rights

The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.

Stockholders agreement

In connection with our IPO, we entered into a stockholders agreement with TPG, UPMC and The Advisory Board. The stockholders agreement contains provisions related to the composition of our board of directors, the committees of our board of directors and our corporate governance. Under the stockholders agreement, TPG, UPMC and The Advisory Board are entitled to nominate a majority of the members of our board of directors. Specifically, for so long as each of TPG, UPMC and The Advisory Board owns at least 40% of the shares of common stock (including both our Class A common stock and Class B common stock) held by it following the completion of our IPO, such stockholder will be entitled to nominate two directors to serve on our board of directors. When such stockholder owns less than 40% but at least 5% of the shares of common stock (including both our Class A common stock and Class B common stock) held by it following the completion of our IPO, such stockholder will be entitled to nominate one director. TPG, UPMC and The Advisory Board have agreed in the stockholders agreement to vote for each other’s board nominees. Pursuant to these provisions, TPG has designated Matthew Hobart and Norman Payson, MD, UPMC has designated Diane Holder and David Farner, and The Advisory Board has designated Michael D’Amato and Michael Kirshbaum. Prior to Mr. D’Amato joining our board in April 2016, The Advisory Board had designated Robert Musslewhite as a member of our board of directors.

The stockholders agreement provides that each of TPG, The Advisory Board and UPMC and their respective affiliates will not have any duty to refrain from (i) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (ii) doing business with any of our clients, customers or vendors. In the event that TPG, The Advisory Board or UPMC or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of us, they will have no duty to communicate or offer such corporate opportunity to us.

The stockholders agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.

PLAN OF DISTRIBUTION

This prospectus relates to the possible resale, from time to time, by the selling stockholders identified in a prospectus supplement of up to 44,028,589 shares of our Class A common stock, including shares of our Class A common stock issuable upon an Exchange.

We are registering the applicable shares covered by this prospectus to permit the selling stockholders to sell the shares of our Class A common stock without restriction in the open market. However, the registration of the shares of our Class A common stock hereunder does not necessarily mean that (i) any selling stockholders will sell all or any of the Class A common stock registered hereby, (ii) any of the holders of Class B common units of Evolent Health LLC will elect to undertake an Exchange or (iii) any selling stockholders will sell all or any of the Class A common stock received in an Exchange.

The selling stockholders may, from time to time, sell any or all of the Class A common stock offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions attributable to the resale of the shares of our Class A common stock. Shares of our Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between such selling stockholders and any underwriter broker-dealer or agent who receives fees or commissions in connection with a sale. The selling stockholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers;

•	through agents;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	through loans or pledges of our Class A common stock to a broker-dealer who may sell shares of our Class A common stock so loaned or, upon a default, may sell or otherwise transfer the pledged stock;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act rather than under this prospectus or any applicable prospectus supplement.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares of our Class A common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our Class A common stock short and deliver the shares of our Class A common stock to close out such short position. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of our Class A common stock, which shares may be resold thereafter pursuant to this prospectus or any applicable prospectus supplement.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders, or commissions from purchasers of the shares of our Class A common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

With respect to a particular offering of shares of Class A common stock held by the selling stockholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific shares of Class A common stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholders.

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Underwriters, broker-dealers or agents may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, broker-dealers or agents may be required to make in respect thereof.

The selling stockholders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of our Class A common stock by the selling stockholders and their affiliates, as applicable.

There can be no assurance that the selling stockholders will sell any or all of the shares of our Class A common stock registered pursuant to the registration statement, of which this prospectus or any applicable prospectus supplement forms a part.

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP.

EXPERTS

The financial statements of Evolent Health, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report, which includes an explanatory paragraph relating to the Company’s accounting for an investment in a subsidiary as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Evolent Health LLC as of December 31, 2014 and for the period from January 1, 2015 to June 3, 2015 and for the years ended December 31, 2014 and 2013 (Predecessor) incorporated in this prospectus by reference to the Annual Report on Form 10-K, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Evolent Health LLC as of December 31, 2015 and for the period from June 4, 2015 to December 31, 2015 (Successor) incorporated in this prospectus by reference to the Annual Report on Form 10-K, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

7,000,000 shares

Evolent Health, Inc.

Class A common stock

Prospectus supplement

J.P. Morgan	Goldman, Sachs & Co.

Wells Fargo Securities	William Blair	SunTrust Robinson Humphrey

Allen & Company LLC	Cowen and Company	Leerink Partners

September     , 2016